Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

PARTICLE DYNAMICS INTERNATIONAL, LLC,

as Purchaser,

PARTICLE DYNAMICS, INC.

and

DRUGTECH CORPORATION,

as Sellers,

AND

K-V PHARMACEUTICAL COMPANY,

the sole stockholder of each Seller

Dated as of June 2, 2010

TABLE OF CONTENTS

		Page
ARTICLE I PURCHASE AND SALE OF ASSETS......................................................................................................................		1
1.1	Acquired Assets. ............................................................................................................................................................	1
1.2	Excluded Assets. ............................................................................................................................................................	2

ARTICLE II ASSUMED LIABILITIES; EXCLUDED LIABILITIES.........................................................................................		2
2.1	Assumed Liabilities. .....................................................................................................................................................	2
2.2	Excluded Liabilities. .....................................................................................................................................................	2
2.3	Assignment of Contracts and Governmental Authorizations. .....................................................................................	3

ARTICLE III PURCHASE PRICE................................................................................................................................................		3
3.1	Purchase Price. .............................................................................................................................................................	3
3.2	Payment of Cash Payment at the Closing; Escrowed Funds. ......................................................................................	3
3.3	Working Capital Adjustments to the Purchase Price. ..................................................................................................	4
3.4	Earn-Out. ......................................................................................................................................................................	6
3.5	Allocation of Purchase Price. .......................................................................................................................................	9

ARTICLE IV THE CLOSING........................................................................................................................................................		9
4.1	The Closing. .................................................................................................................................................................	9
4.2	Closing Deliveries by Sellers and KVP. ......................................................................................................................	9
4.3	Closing Deliveries by Purchaser. .................................................................................................................................	10

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS AND KVP..............................................................		11
5.1	Organization, Power, Authority and Good Standing. ..................................................................................................	11
5.2	No Conflicts; Consents. .................................................................................................................................................	12
5.3	Title to, Condition and Sufficiency of Assets. .............................................................................................................	13
5.4	Books and Records. .......................................................................................................................................................	13
5.5	Intellectual Property. .....................................................................................................................................................	13
5.6	Contracts. ......................................................................................................................................................................	14
5.7	Compliance with Laws; Regulatory Matters. ...............................................................................................................	15
5.8	Litigation. .....................................................................................................................................................................	16
5.9	Brokers or Finders. ........................................................................................................................................................	16
5.10	Inventory. ......................................................................................................................................................................	16
5.11	Financial Information. ....................................................................................................................................................	16
5.12	Absence of Undisclosed Liabilities. ..............................................................................................................................	17
5.13	Absence of Changes. ......................................................................................................................................................	17
5.14	Taxes. ..............................................................................................................................................................................	18
5.15	Real Property; Leases. ....................................................................................................................................................	19
5.16	Governmental Authorizations. .......................................................................................................................................	20
5.17	Labor Relations; Employees. .........................................................................................................................................	21
5.18	Pension and Benefit Plans and Compliance with Employment Laws. ..........................................................................	21
5.19	Environmental Matters. ...................................................................................................................................................	22
5.20	Customers and Suppliers. ................................................................................................................................................	23

5.21	Certain Business Practices. ........................................................................................................................................	24
5.22	Accounts Receivable. ................................................................................................................................................	24
5.23	Insurance. ...................................................................................................................................................................	24
5.24	Indebtedness. ..............................................................................................................................................................	25
5.25	Transactions with Officers, Etc. ................................................................................................................................	25
5.26	Independent Sales Representatives. ..........................................................................................................................	25
5.27	Products; Product Warranties. ...................................................................................................................................	25
5.28	No Other Representations or Warranties. ..................................................................................................................	26

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................................................................		26
6.1	Organization, Power, Authority and Good Standing. ................................................................................................	26
6.2	No Conflicts; Consents. .............................................................................................................................................	27
6.3	Brokers or Finders. .....................................................................................................................................................	27
6.4	Litigation. ..................................................................................................................................................................	27

ARTICLE VII COVENANTS AND AGREEMENTS................................................................................................................		28
7.1	Acknowledgments. ...................................................................................................................................................	28
7.2	Confidentiality; Public Announcements. ..................................................................................................................	28
7.3	Transition Services Agreement. ...............................................................................................................................	29
7.4	Revision of Marketing Materials; Website. .............................................................................................................	29
7.5	Assumption of Regulatory Compliance Responsibilities. .........................................................................................	29
7.6	Product Recalls. ..........................................................................................................................................................	30
7.7	Tax Matters. ................................................................................................................................................................	30
7.8	PDI Name Change. ....................................................................................................................................................	32
7.9	Post-Closing Cooperation. .........................................................................................................................................	32
7.10	Non-Competition Agreement. ...................................................................................................................................	33
7.11	Intellectual Property Matters. ....................................................................................................................................	34
7.12	Misdirected Receivables. ..........................................................................................................................................	35

ARTICLE VIII EMPLOYEE MATTERS...................................................................................................................................		35
8.1	Employees. .................................................................................................................................................................	35

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND KVP.................................................		36
9.1	Representations and Warranties. ..............................................................................................................................	36
9.2	Performance. .............................................................................................................................................................	37
9.3	Legal Proceedings. ...................................................................................................................................................	37
9.4	Purchase Price. ..........................................................................................................................................................	37
9.5	Ancillary Agreements. .............................................................................................................................................	37
9.6	Other Deliverables. ..................................................................................................................................................	37

ARTICLE X CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.............................................................		37
10.1	Representations and Warranties. ..............................................................................................................................	37
10.2	Performance. .............................................................................................................................................................	37
10.3	Legal Proceedings. ...................................................................................................................................................	37
10.4	Consents and Approvals. .........................................................................................................................................	38
10.5	Ancillary Agreements. .............................................................................................................................................	38
10.6	Delivery of Books and Records. ..............................................................................................................................	38

10.7	Subordination Agreement. .........................................................................................................................................	38
10.8	Financing. ...................................................................................................................................................................	38
10.9	Absence of Changes. ..................................................................................................................................................	38
10.10	Other Deliverables. .....................................................................................................................................................	38

ARTICLE XI INDEMNIFICATION..............................................................................................................................................		38
11.1	Survival of Representations. ........................................................................................................................................	38
11.2	Indemnification by Sellers and KVP. ..........................................................................................................................	39
11.3	Indemnification by Purchaser. .....................................................................................................................................	40
11.4	Indemnification Procedures. ........................................................................................................................................	41
11.5	Payment. ......................................................................................................................................................................	42
11.6	Duty to Mitigate. ..........................................................................................................................................................	43
11.7	Characterization of Indemnification Payments. ..........................................................................................................	43
11.8	No Special Damages. ....................................................................................................................................................	43
11.9	Materiality Standard. .....................................................................................................................................................	44
11.10	Remedies Exclusive. .....................................................................................................................................................	44

ARTICLE XII MISCELLANEOUS PROVISIONS........................................................................................................................		44
12.1	Amendment; Waiver. ...................................................................................................................................................	44
12.2	Entire Agreement. .........................................................................................................................................................	44
12.3	Severability. .................................................................................................................................................................	44
12.4	No Assignment; Parties in Interest. ..............................................................................................................................	45
12.5	Fees and Expenses. .......................................................................................................................................................	45
12.6	Notices. .......................................................................................................................................................................	45
12.7	Counterparts. ...............................................................................................................................................................	46
12.8	Governing Law; Jurisdiction. ......................................................................................................................................	46
12.9	Interpretation, Construction. ........................................................................................................................................	47
12.10	Disclosure. ...................................................................................................................................................................	47
12.11	Time of the Essence. ....................................................................................................................................................	48
12.12	Limitation of Liability. .................................................................................................................................................	48
12.13	Passage of Title and Risk of Loss. ...............................................................................................................................	48
12.14	Representation by Counsel. .........................................................................................................................................	48

ANNEX A DEFINITIONS*.............................................................................................................................................................		A-1

*	Exhibits to Annex A to this Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such exhibits to the Securities and Exchange Commission upon request.

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	OWC Calculation**
Exhibit B	Form of Bill of Sale**
Exhibit C	Form of Assignment and Assumption Agreement**
Exhibit D	Form of Assignment of Intellectual Property**
Exhibit E	Form of Transition Services Agreement**
Exhibit F	Form of Escrow Agreement**
Exhibit G	Forms of Opinions**

Schedules

Schedule 1.1	Acquired Assets
Schedule 1.2	Excluded Assets
Schedule 2.1	Assumed Liabilities
Schedule 2.2	Excluded Liabilities
Schedule 3.3(a)	Estimated OWC**
Schedule 3.5	Draft Allocation of Purchase Price**
Schedule 4.2(g)	Employment Agreement**
Schedule 6.3	Purchaser Brokers or Finders**
Schedule 7.7(c)	Tax Matters**
Schedule 10.4	Consents and Approvals**
Schedule 12.9	Knowledge of Sellers**
Schedule 13	Specified KVP Filings**
Seller Disclosure Schedules**

**	Certain exhibits and schedules to this Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any such exhibits or schedules to the Securities and Exchange Commission upon request.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is entered into as of June 2, 2010, by and among Particle Dynamics International, LLC, a Delaware limited liability company (“Purchaser”), Particle Dynamics, Inc., a New York corporation (“PDI”), DrugTech Corporation, a Delaware corporation (“DrugTech,” and, together with PDI, the “Sellers”), and K-V Pharmaceutical Company, a Delaware corporation and the sole stockholder of each Seller (“KVP,” and, collectively with Purchaser and Sellers, the “Parties”).

PREAMBLE

WHEREAS, KVP is the sole shareholder of each Seller, owning a 100% equity interest in each Seller;

WHEREAS, PDI manufactures directly compressible calcium carbonate and other special ingredient products (including but not limited to the Products specifically identified herein) for the pharmaceutical, nutritional, food and personal-care industries (collectively, the “Business”) using the Proprietary Technologies;

WHEREAS, DrugTech owns certain intellectual property rights used in the conduct of the Business;

WHEREAS, Sellers and KVP desire to sell, convey, assign and/or transfer to Purchaser, and Purchaser desires to purchase from Sellers and KVP, the Acquired Assets, and Purchaser has agreed to assume from Sellers and KVP the Assumed Liabilities, all on the terms and subject to the limitations, exclusions and conditions contained in this Agreement; and

WHEREAS, certain capitalized terms used in this Agreement are defined on Annex A attached hereto.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Acquired Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 4.1), (i) PDI shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from PDI, free and clear of all Encumbrances other than Permitted Encumbrances, all of the right, title and interest in, to and under the business Assets and goodwill owned by PDI and used by PDI on the Closing Date in the Business, (ii) DrugTech shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from DrugTech, free and clear of all Encumbrances other than Permitted Encumbrances, all of the right, title and interest in, to and under the Intellectual Property owned by DrugTech, and (iii) KVP shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from KVP, free and clear of all Encumbrances other than Permitted Encumbrances, all of the right, title and interest in, to and under the Leases held by KVP on the Closing Date, in each case specifically excluding the Excluded Assets below, but including, without limitation, those Assets listed on Schedule 1.1 attached hereto (collectively, the “Acquired Assets”), in consideration for payment of the Purchase Price and the assumption by Purchaser of the Assumed Liabilities.

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the Assets listed on Schedule 1.2 attached hereto (collectively, the “Excluded Assets”).

ARTICLE II

ASSUMED LIABILITIES; EXCLUDED LIABILITIES

2.1 Assumed Liabilities. On the terms and subject to the limitations, exclusions and conditions contained in this Agreement, KVP and Sellers acknowledge that Purchaser is not assuming and under no circumstances shall Purchaser have any liability for any debt, liability or obligation of either Seller, KVP or of the Business, whether vested or contingent, known or unknown, except all Liabilities specifically set forth on Schedule 2.1 attached hereto (collectively, the “Assumed Liabilities”), which Schedule 2.1 includes the list of Contracts that Purchaser agrees to assume at the Closing (the “Assumed Contracts”).

2.2 Excluded Liabilities. Without limiting the generality of Section 2.1, Purchaser is not assuming and, under no circumstances shall it have any liability for: (i) any Plan or any obligation, responsibility, or liability under any Plan including, without limitation, any obligation or liability for notices and/or continued coverage under COBRA with respect to any Person entitled to such coverage under a Plan for any “qualifying event”, as defined under COBRA, occurring prior to, as a result of, or in connection with the Closing; (ii) any salary, bonus, accrued vacation, payroll, severance, workers’ compensation, health care or other benefits obligation, or other reimbursements owed by either Seller or KVP to any of its respective employees, sales agents, independent sales representatives or other Persons with respect to periods on or prior to the Closing Date; (iii) except to the extent that such Taxes have been taken into account in determining OWC, any obligation or liability for Taxes of either Seller or KVP with respect to the Business or the Acquired Assets for any Pre-Closing Tax Periods; (iv) any obligation or liability of either Seller or of KVP for any Taxes that are unrelated to the Acquired Assets or the Business; (v) any obligation or liability of either Seller with respect to violations of any Environmental Laws; (vi) any liability or obligation of either Seller for any tort claims, including, without limitation, claims for product liability, sexual harassment, or employment or other discrimination; (vii) any warranty claims or product liability claims relating to goods sold (including the Products) or services rendered by either Seller prior to the Closing Date; (viii) any liability or obligation of either Seller under the WARN Act or other applicable plant closure law, or liability or obligation arising out of or resulting from the employment or termination of employment by either Seller or KVP of any employees; (ix) any intercompany payables owed by either Seller to any of its respective Affiliates; (x) any notes payable of either Seller in favor of any stockholders, employees or other Affiliates of either Seller or KVP; (xi) all liabilities and obligations of either Seller or KVP under any employment agreement between either Seller or

KVP and any Employee; and (xii) all other outstanding Indebtedness or Liabilities of either Seller or KVP, and further including those Liabilities set forth on Schedule 2.2 hereto (collectively, the “Excluded Liabilities”), each of which shall be retained and paid, performed and discharged when due by Sellers or KVP, as applicable.

2.3 Assignment of Contracts and Governmental Authorizations. To the extent that the assignment of any Contract or Governmental Authorization to be assigned to Purchaser pursuant to this Agreement shall require the consent of any other Person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. Sellers shall use commercially reasonable efforts, and Purchaser shall cooperate as commercially reasonable and appropriate, to obtain any consent necessary to any such assignment. If any such consent is not obtained before the Closing, or if any attempted assignment is ineffective, then Sellers shall after Closing reasonably cooperate with Purchaser in any arrangement reasonably satisfactory to Sellers and Purchaser designed to provide to Purchaser the benefits under any such Contract or Governmental Authorization, including enforcement of any and all rights of Sellers against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise without agreeing to any change to or impairment of the Contract or Governmental Authorization without the consent of Purchaser, which consent shall not be unreasonably withheld, delayed, or conditioned. Notwithstanding anything else set forth in this Section 2.3, neither Seller nor KVP shall be required to (i) take any action that may, in its reasonable judgment, result in a violation of any obligation which such Seller or KVP has to any third party or otherwise violate applicable Law, or (ii) make any payment or offer to grant, or agree to any financial or other accommodation, in order to obtain any such consent or assignment. Sellers shall promptly pay over to Purchaser the net amount (after costs and Taxes) of all payments received by either of them in respect of any such Contract or Governmental Authorization, and Purchaser shall promptly pay, perform or discharge, when due, any and all post-Closing obligations and Liabilities arising thereunder. Purchaser shall indemnify and hold harmless Sellers for any and all Losses incurred as a result of any agreed upon arrangements with respect to any such Contract or Governmental Authorization contemplated by this Section 2.3, except to the extent that such Losses are incurred as a result of the gross negligence or willful misconduct of either Seller.

ARTICLE III

PURCHASE PRICE

3.1 Purchase Price. The aggregate consideration to be paid by Purchaser to Sellers and KVP for the Acquired Assets shall be the sum of (i) Twenty-Four Million Six Hundred Thousand and No/100 Dollars ($24,600,000), subject to adjustment as provided in Section 3.3, and (ii) the aggregate amount of the Earn-Out payments (if any) to Sellers and KVP pursuant to Section 3.4, in an aggregate amount equal to up to Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000), plus (ii) the assumption of the Assumed Liabilities (collectively, the “Purchase Price”). The Purchase Price will be paid as provided in this Article III.

3.2 Payment of Cash Payment at the Closing; Escrowed Funds. At the Closing, subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article IX and Article X, and subject to and in accordance with the other terms and conditions of this Agreement, Purchaser shall pay an amount equal to Twenty-Two Million Six Hundred Thousand and No/100 Dollars ($22,600,000), as adjusted pursuant to Section 3.3 (as so adjusted, the “Cash Payment”), to or for the benefit of Sellers and KVP by wire transfer of immediately available funds to the account designated in writing by Sellers and KVP. In addition, at the Closing, Purchaser shall deposit in escrow, by wire transfer to an account (the “Escrow Account”) designated in writing by the Escrow Agent, an amount equal to Two Million and No/100 Dollars ($2,000,000) (the “Escrowed Funds”), which Escrow Account will be created and administered pursuant to the terms of an escrow agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”) in order to satisfy any obligations of Sellers and KVP after the Closing pursuant to Article XI hereof or, in Purchaser’s sole discretion, to satisfy any Final OWC Payment due to Purchaser.

3.3 Working Capital Adjustments to the Purchase Price.

(a) Attached hereto as Schedule 3.3(a) is an estimate of the OWC as of the Closing Date (the “Estimated OWC”), which has been prepared by Sellers and KVP in good faith in accordance with GAAP, in a manner consistent with the principles used in determining the Target OWC, and in conformity with the principles, methodologies, and line items set forth on Exhibit A hereto (collectively, the “Methodology”), which Schedule 3.3(a) includes a reasonably detailed explanation of the calculation of the Estimated OWC and documentation sufficient to confirm the accuracy of such calculation. In the event that the Estimated OWC is greater than Five Million Six Hundred Sixty-Two Thousand and No/100 Dollars ($5,662,000) (the “Lower Limit”) and less than Six Million Two Hundred Fifty-Eight Thousand and No/100 Dollars ($6,258,000) (the “Higher Limit”), there shall be no adjustment to the Cash Payment. If, however, (a) the Estimated OWC is greater than the Higher Limit, then the Cash Payment shall be increased on a dollar-for-dollar basis by an amount equal to the difference between the Estimated OWC and the Higher Limit, or (b) the Estimated OWC is less than the Lower Limit, then the Cash Payment shall be decreased on a dollar-for-dollar basis by an amount equal to the difference between the Lower Limit and the Estimated OWC.

(b) Promptly following the Closing Date, but in no event later than ninety (90) days after the Closing Date, Purchaser will prepare and submit to Sellers and KVP a statement (the “Closing Date Statement”) setting forth in reasonable detail, Purchaser’s calculation of the OWC as of the Closing Date (the “Proposed Final OWC”) prepared in accordance with the Methodology, which shall include a reasonably detailed explanation of the calculation of the Proposed Final OWC and documentation sufficient to confirm the accuracy of such calculation. If Purchaser does not deliver to Sellers and KVP the Closing Date Statement by the ninetieth (90th) day after the Closing Date, Purchaser will be deemed to have accepted the Estimated OWC as the Final OWC. If Sellers and KVP dispute the correctness of the Proposed Final OWC, Sellers or KVP will notify Purchaser in writing of their objections no later than fifteen (15) days after receipt of the Closing Date Statement and will set forth, in writing and in reasonable detail, the amount, nature and basis for Sellers’ or KVP’s objections. If Sellers and KVP fail to deliver their notice of objections within fifteen (15) days after receipt of the Closing Date Statement, Sellers and KVP will be deemed to have accepted Purchaser’s calculation. If Sellers or KVP deliver a notice of objections within such fifteen (15) day period, Sellers, KVP and Purchaser will endeavor in good faith to resolve any disputed matters no later than fifteen (15) days after Purchaser’s receipt of Sellers’ or KVP’s notice of objections. If Sellers, KVP and Purchaser are unable to resolve the disputed matters, Sellers, KVP and Purchaser will appoint the Accounting Firm to resolve the matters in dispute in a manner consistent with this Section 3.3(b), and the determination of the Accounting Firm in respect of the correctness of each matter remaining in dispute will be final, binding and conclusive on the Parties. The determination of the Accounting Firm will be based solely on presentations by Sellers, KVP and Purchaser and will not be by independent review. The fees and expenses of the Accounting Firm will be paid one-half by Sellers and KVP and one-half by Purchaser. The OWC as of the Closing Date, as finally determined pursuant to this Section 3.3(b) (whether by failure of Purchaser to deliver the Closing Date Statement, by failure of Sellers or KVP to deliver any notice of objections, by agreement of Sellers, KVP and Purchaser or by determination of the Accounting Firm), is referred to herein as the “Final OWC”.

(c) (i) If each of the Estimated OWC and the Final OWC is greater than the Lower Limit and less than the Higher Limit, there shall be no adjustment to the Purchase Price paid to either Sellers and KVP or Purchaser with respect to the Final OWC.

(ii) If an adjustment to the Purchase Price is made at Closing on account of the statement of Estimated OWC provided under Section 3.3(a) and the Final OWC is less than the Estimated OWC, the amount of the difference between the Estimated OWC and the Final OWC shall be paid by Sellers or KVP to Purchaser. If an adjustment to the Purchase Price is made at Closing on account of the statement of Estimated OWC provided under Section 3.3(a) and the Final OWC is greater than the Estimated OWC, the amount of the difference between the Final OWC and the Estimated OWC shall be paid by Purchaser to Sellers or KVP. Notwithstanding anything to the contrary herein, Purchaser, KVP and Sellers acknowledge and agree that no amounts that fall between the Higher Limit and the Lower Limit are intended to be paid by one Party to the other pursuant to this Section 3.3(c)(ii), it being understood that the portion of difference between the Estimated OWC and the Final OWC that falls within such range shall not be included in the amount of the payment due to a Party under this Section 3.3(c)(ii).

(iii) If no adjustment to the Purchase Price is made at Closing on account of the statement of Estimated OWC provided under Section 3.3(a) because the Estimated OWC was greater than the Lower Limit and less than the Higher Limit, but the Final OWC is less than the Lower Limit, the amount of the difference between the Lower Limit and the Final OWC shall be paid by Sellers or KVP to Purchaser. If no adjustment to the Purchase Price is made at Closing on account of the statement of Estimated OWC provided under Section 3.3(a) because the Estimated OWC was greater than the Lower Limit and less than the Higher Limit, but the Final OWC is greater than the Higher Limit, the amount of the difference between the Final OWC and the Higher Limit shall be paid by Purchaser to Sellers or KVP.

(d) Any amounts payable by Sellers pursuant to Section 3.3(c) (any such payment pursuant to the applicable subsection of Section 3.3(c), the “Final OWC Payment”) will be made not later than five (5) Business Days after the determination of the Final OWC by wire transfer of immediately available funds to an account designated in advance in writing by

Purchaser. Any amounts payable by Purchaser pursuant to Section 3.3(c) will be made not later than five (5) Business Days after the determination of the Final OWC by wire transfer of immediately available funds to an account designated in advance in writing by Sellers and KVP.

3.4 Earn-Out.

(a) Generally. In addition to the Cash Payment referred to in Section 3.2 above, Purchaser shall pay to Sellers and KVP an aggregate additional amount of up to Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000) in a contingent Earn-Out (the “Earn-Out”), with such Earn-Out to be calculated and determined in accordance with this Section 3.4, based on EBITDA earned by Purchaser or its Affiliates with respect to the sale of the Products during the periods specified below.

(b) Determination of Earn-Out. Subject in all cases to the limitation provided in Section 3.4(c) below, the Earn-Out will be earned and paid as follows:

(i) First Twelve Months Earn-Out. For every dollar of EBITDA earned by Purchaser or its Affiliates with respect to sales of the Products during months one through twelve following the Closing Date (the “First Earn-Out Period”) above Seven Million Four Hundred Thousand and No/100 Dollars ($7,400,000), Sellers and KVP will receive Three and No/100 Dollars ($3.00), up to a maximum of One Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($1,833,333.33) (the payment, if any, referred to in this Section 3.4(b)(i) is referred to herein as the “First Earn-Out”).

(ii) Second Twelve Months Earn-Out. For every dollar of EBITDA earned by Purchaser or its Affiliates with respect to sales of the Products during months thirteen through twenty-four following the Closing Date (the “Second Earn-Out Period”) above Eight Million Four Hundred Thousand and No/100 Dollars ($8,400,000), Sellers and KVP will receive Three and No/100 Dollars ($3.00), up to a maximum of One Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($1,833,333.33) (the payment, if any, referred to in this Section 3.4(b)(ii) is referred to herein as the “Second Earn-Out”). In addition, to the extent that the First Earn-Out is not fully earned during the First Earn-Out Period, for every dollar of EBITDA earned by Purchaser or its Affiliates with respect to sales of the Products during the Second Earn-Out Period above Seven Million Four Hundred Thousand and No/100 Dollars ($7,400,000), Sellers and KVP will receive One and 50/100 Dollars ($1.50), up to a maximum of One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($1,333,333.33). The Parties agree that in no event shall the total payments under Sections 3.4(b)(i) and 3.4(b)(ii) exceed Three Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Six and 66/100 Dollars ($3,666,666.66).

(iii) Third Twelve Months Earn-Out. For every dollar of EBITDA earned by Purchaser or its Affiliates with respect to sales of the Products during months twenty-five through thirty-six following the Closing Date (the “Third Earn-Out Period”) above Eight Million Nine Hundred Thousand Dollars ($8,900,000), Sellers and KVP will receive Three and No/100 Dollars ($3.00), up to a maximum of One Million Eight Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($1,833,333.33) (the payment, if any, referred to in this Section 3.4(b)(iii) is referred to herein as the “Third Earn-Out”). In addition, to the extent that the Second Earn-Out is not fully earned during the Second Earn-Out Period, for every dollar of EBITDA earned by Purchaser or its Affiliates with respect to sales of the Products during the Third Earn-Out Period above Eight Million Four Hundred Thousand and No/100 Dollars ($8,400,000), Sellers and KVP will receive One and 50/100 Dollars ($1.50), up to a maximum of One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($1,333,333.33).

(iv) Fourth Twelve Months Earn-Out. In addition, to the extent that the Third Earn-Out is not fully earned during the Third Earn-Out Period, for every dollar of EBITDA earned by Purchaser or its Affiliates with respect to sales of the Products during the twelve months following the Third Earn-Out Period (the “Fourth Earn-Out Period”) above Eight Million Nine Hundred Thousand and No/100 Dollars ($8,900,000), Sellers and KVP will receive One and 50/100 Dollars ($1.50), up to a maximum of One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($1,333,333.33) (the payment, if any, referred to in this Section 3.4(b)(iv) is referred to herein as the “Fourth Earn-Out”).

(v) Intent of the Parties. It is the intent of the Parties that EBITDA, determined for purposes of computing the Earn-Out payments, if any, be an equitable measure of the performance of the Business without giving effect to acquisition of similar assets or businesses in the future or to extraordinary revenues and expenses associated with the operation of the Business by Purchaser after the Closing, and each Party agrees to cooperate in good faith toward the determination of EBITDA in a manner consistent with such intent. The Earn-Out payments, if any, represent additional consideration for the Acquired Assets and are not intended to be royalty payments.

(c) Earn-Out Cap. For clarity and avoidance of doubt, in no event will total aggregate payments made under this Section 3.4 exceed Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000).

(d) Earn-Out Payment and Earn-Out Statement. Purchaser shall deliver to Sellers and KVP within ninety (90) calendar days of the end of each Earn-Out Period: (a) Purchaser’s unaudited, internally-prepared financial statements covering such period, which financial statements will include normal year-end adjustments for each Earn-Out Period as if such Earn-Out Period were a fiscal year of Purchaser, and (b) a statement setting forth the computation and amount of the First Earn-Out, the Second Earn-Out, the Third Earn-Out or the Fourth Earn-Out, as the case may be (each, an “Earn-Out Statement”), and shall pay the First Earn-Out, the Second Earn-Out, the Third Earn-Out or the Fourth Earn-Out, if any, with respect to the corresponding period, to Sellers and KVP within thirty (30) calendar days following the delivery of the Earn-Out Statement for the corresponding period. Notwithstanding the foregoing, if a Disagreement Letter is delivered to Purchaser by Sellers (as provided in Section 3.4(e) below), Purchaser shall pay to Sellers and KVP the applicable Earn-Out payment or the additional amount of any Earn-Out payment, if any, within three (3) Business Days of final determination of Purchaser’s obligation for such Earn-Out in accordance with Section 3.4(e) hereof (it being understood that undisputed amounts nonetheless shall be paid in accordance with the immediately preceding sentence). Any payment to Sellers and KVP required under this

Section 3.4 shall be paid by wire transfer of immediately available funds to the account designated in writing by Sellers and KVP. During each Earn-Out Period, Purchaser agrees to provide quarterly unaudited, internal financial statements to Sellers and KVP within thirty (30) calendar days after each March 31, June 30, September 30 and December 31 during such Earn-Out Period. Notwithstanding the foregoing, Purchaser shall only be obligated to comply with this Section 3.4(d) with respect to the Fourth Earn-Out Period if the Third Earn-Out is not fully earned during the Third Earn-Out Period.

(e) Objections. Sellers and KVP shall have the right after receipt of an Earn-Out Statement to review the books and records of Purchaser related to the computation the Earn-Out corresponding to the period covered by the Earn-Out Statement, and upon receipt of five (5) Business Days’ prior written notice, Purchaser shall promptly make available such books and records to Sellers and KVP. Sellers and KVP shall have thirty (30) calendar days after such access is granted to furnish Purchaser with a letter (a “Disagreement Letter”) setting forth with specificity those items with which Sellers and KVP disagree and the reasons for each such disagreement. The Parties shall promptly seek to reconcile any such disagreement set forth in the Disagreement Letter; however, if they fail to reach an agreement within thirty (30) calendar days after receipt by Purchaser of the Disagreement Letter, then the Accounting Firm shall be retained by Purchaser, Sellers and KVP to settle any remaining disagreement, and the decision of said firm shall be final and binding on all Parties. The fees of the Accounting Firm shall be borne by Purchaser if the Accounting Firm determines that Purchaser owes an additional Earn-Out payment amount and by Sellers and KVP if the Accounting Firm determines that Purchaser does not owe an additional Earn-Out payment amount.

(f) Sellers’ Acknowledgment. Sellers and KVP acknowledge that the payment of any of the First Earn-Out, Second Earn-Out, Third Earn-Out or Fourth Earn-Out are speculative and subject to, among other things, the future performance of Purchaser and the Business and general economic conditions, which cannot be predicted with accuracy. Accordingly, Purchaser makes no representations, warranties, covenants or guaranties as to the future performance of the Business or the payment of any Earn-Out, except that Purchaser covenants and agrees that it will operate the Business pursuant to reasonable business judgment standards and in good faith, and that Purchaser will make capital expenditures or capital contributions in the ordinary course of business and consistent with past practices of the Business. Consistent with the foregoing, Purchaser shall have no obligation by virtue of this Agreement to make capital expenditures or capital contributions in excess of those made in the ordinary course of business and consistent with past practices of the Business prior to the Closing.

(g) Interest. Notwithstanding anything in this Agreement to the contrary, if any of the First Earn-Out, the Second Earn-Out, the Third Earn-Out or the Fourth Earn-Out is payable under Section 3.4(d) and is not paid in full when due thereunder (including, without limitation, the failure to make an Earn-Out payment because of a prohibition on such payment under the terms of the Subordination Agreements described in Section 10.7 below), then Purchaser also will pay to Sellers and KVP interest on the unpaid amount of the obligation for each day from the date such amount became due under Section 3.4(d) until payment in full, payable on demand, at the fluctuating rate per annum which at all times will be three percentage points (3%) in excess of the rate that Citibank, N.A. (or any successor entity) publishes from time to time as its prime lending rate.

3.5 Allocation of Purchase Price. As of the Closing, the Purchase Price and Assumed Liabilities will be allocated among the Acquired Assets in the manner provided on Schedule 3.5, which Schedule has been prepared in accordance with Code Section 1060 and the Treasury regulations thereunder. Prior to Closing, Sellers shall deliver to Purchaser a draft of Schedule 3.5 (estimated as of the Closing Date). Within thirty (30) days following the final adjustment to Purchase Price pursuant to Section 3.3, Sellers shall prepare and deliver to Purchaser a revised schedule reflecting the allocation of such adjustments. Purchaser shall within fifteen (15) days after receipt of such schedule or revised schedule, as the case may be, give written notice to Sellers of its agreement or disagreement with such allocation. If Purchaser objects to Sellers’ allocation, Purchaser shall give Sellers written notice of the objections, and Sellers and Purchaser shall use commercially reasonable efforts to resolve the differences. If within thirty (30) days after the date on which Purchaser has given Sellers notice of any objections, the Parties have not resolved such differences, any dispute related thereto shall be referred to the Accounting Firm and resolved within thirty (30) days after such referral. The Accounting Firm’s determination shall be final, binding and conclusive upon Purchaser, Sellers and their respective Affiliates. The costs, expenses and fees of the Accounting Firm with respect to the resolution of any such allocation dispute shall be borne one-half by Sellers and one-half by Purchaser. The allocation determined pursuant to the provisions of this Section 3.5 shall be referred to as the “Allocation Agreement.” Purchaser, Sellers and their respective Affiliates shall be bound by the Allocation Agreement and shall, as applicable, (a) complete and execute a Form 8594 Asset Acquisition Statement under Code Section 1060 in a manner consistent with the Allocation Agreement, (b) file a copy of such Form 8594 with their respective Tax Returns for the period which includes the Closing and provide a copy of such Form 8594 to the other party hereto, and (c) prepare all financial statements and Tax Returns in a manner consistent with the Allocation Agreement. None of the Parties or their Affiliates shall take any action or position for Tax or accounting purposes that is inconsistent with the Allocation Agreement, unless otherwise required by the relevant Taxing Authority.

ARTICLE IV

THE CLOSING

4.1 The Closing. The closing (the “Closing”) of the Acquisition shall take place at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington D.C. 20004, at 10:00 a.m. (Washington, D.C. time) on the date hereof, or on such other date or time as Purchaser and Sellers may mutually agree in writing (the “Closing Date”). The time of the consummation of the transactions contemplated by this Agreement (the “Effective Time”) is deemed to be 11:59 p.m. (Washington, D.C. time) on the Closing Date.

4.2 Closing Deliveries by Sellers and KVP. At the Closing, Sellers and KVP, as applicable, shall deliver or cause to be delivered to or for the benefit of Purchaser:

(a) a bill of sale for all of the Acquired Assets which are tangible personal property in substantially the form attached hereto as Exhibit B (the “Bill of Sale”), executed by PDI;

(b) an assignment of all of the Acquired Assets which are intangible personal property in substantially the form attached hereto as Exhibit C, which assignment shall also contain Purchaser’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), executed by PDI and KVP;

(c) an assignment of the Intellectual Property, in substantially the form attached hereto as Exhibit D (the “Assignment of Intellectual Property”), executed by Sellers;

(d) a Transition Services Agreement providing for the provision of certain transition services by KVP to Purchaser after the Closing Date, in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement,” and, together with the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement and the Assignment of Intellectual Property, the “Ancillary Agreements”), executed by Sellers and/or KVP, as applicable;

(e) the Escrow Agreement, executed by Sellers and KVP;

(f) opinions of Sellers’ counsel in substantially the forms attached hereto as Exhibit G;

(g) employment agreement with the Employee listed on the attached Schedule 4.2(g);

(h) the Landlord Consents;

(i) separate certificates, dated as of the Closing Date and executed by a senior officer of each Seller and KVP, certifying: (i) the fulfillment of the conditions set forth in Section 10.1 and Section 10.2, (ii) a true and correct copy of such selling Party’s bylaws, (iii) true and correct copies of resolutions or written consents adopted by such selling Party’s Board of Directors and shareholders, as applicable, approving this Agreement and the Contemplated Transactions, and (iv) a true and correct copy of such selling Party’s certificate of incorporation, certified by the Secretary of State of the State of New York or Delaware, as applicable, as of a date not more than thirty (30) days prior to the Closing (collectively, the “Sellers’ Certificate”);

(j) certificates of good standing of each Seller and KVP from the State of New York or the State of Delaware, as applicable, and certificates of foreign qualification of PDI and KVP from the State of Missouri, in each case certified by the Secretary of State of the applicable state as of a date not more than thirty (30) days prior to the Closing; and

(k) any other certificates, consents, and other Documents referred to herein as deliverable at or prior to Closing by Sellers or KVP, as applicable.

4.3 Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to or for the benefit of Sellers and KVP, as applicable:

(a) an amount equal to the Cash Payment, by wire transfer of immediately available funds to the account specified in and pursuant to Section 3.2;

(b) the Escrow Agreement, signed by Purchaser and Escrow Agent, and an amount equal to the Escrowed Funds delivered to Escrow Agent;

(c) the Assignment and Assumption Agreement, executed by Purchaser;

(d) the Assignment of Intellectual Property, executed by Purchaser;

(e) the Transition Services Agreement, executed by Purchaser;

(f) a certificate, dated as of the Closing Date and executed by a senior officer of Purchaser, certifying: (i) the fulfillment of the conditions set forth in Section 9.1 and Section 9.2; and (ii) a true and correct copy of resolutions adopted by the Board of Managers of Purchaser approving this Agreement and the Contemplated Transactions (the “Purchaser’s Certificate”); and

(g) the certificates, consents and other Documents referred to herein as deliverable at or prior to Closing by Purchaser.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS AND KVP

Except as otherwise set forth in the Seller Disclosure Schedules, each Seller and KVP, as applicable, hereby jointly and severally represent and warrant to Purchaser as of the Closing Date as follows (it being agreed and understood that (i) any matter set forth for purposes of this Article V in any section of the Seller Disclosure Schedules shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties contained in this Agreement to the extent that the applicability of such exception or qualification is readily apparent on the face of such disclosure, and (ii) no reference to or disclosure of any item on the Seller Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed on the Seller Disclosure Schedules):

5.1 Organization, Power, Authority and Good Standing.

(a) PDI is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of DrugTech and KVP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by such Seller or the nature of such Seller’s activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Seller

Material Adverse Effect.

(b) Each Seller and KVP has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery of this Agreement and the Ancillary Agreements to which either Seller or KVP is a party and the performance of all of each Seller’s and KVP’s obligations hereunder and under the Ancillary Agreements to which it is a party in connection with the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of each Seller and KVP. This Agreement and each Ancillary Agreement to which either Seller or KVP is a party, as applicable, has been validly executed and delivered by each Seller and KVP, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes, and each Ancillary Agreement to which each Seller or KVP is a party that is to be executed and delivered by such Seller or KVP, as applicable, will constitute when executed and delivered by such Seller or KVP, as applicable (assuming that such Ancillary Agreement to which it is a party has been duly authorized, executed and delivered by the other parties thereto to the extent applicable), a valid and binding obligation of such Seller or KVP, as applicable, enforceable against such Seller and KVP, as applicable, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally. PDI represents that it is qualified to do business in the State of Missouri. KVP owns one hundred percent (100%) of the equity interest in each Seller. Neither Seller has any Subsidiaries.

5.2 No Conflicts; Consents.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by each Seller and KVP, as applicable, (i) is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of either Seller or of KVP; (ii) do not conflict with, violate or require that any notice be given under the Consent Decree; (iii) assuming all of the consents, approvals, authorizations and permits described in Section 5.2(b) have been obtained, all the filings and notifications described in Section 5.2(b) have been made and any waiting periods thereunder have terminated or expired, do not conflict with any Law applicable to either Seller or to KVP; and (iv) do not conflict with, result in a breach of, constitute a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any agreement or instrument binding on either Seller or on KVP or any other applicable order, writ, injunction or decree of any court or Governmental Entity to which either Seller or KVP is a party or by which either Seller or KVP is bound or to which any of the Acquired Assets is subject, except in each case as set forth in clauses (iii) and (iv) above, if such event would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) No notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Entity, or expiration of any required waiting period, is required for Sellers and KVP to consummate the Contemplated Transactions, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations, permits, or waiting period expirations, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.3 Title to, Condition and Sufficiency of Assets. Each Seller has good and valid title to all the Acquired Assets owned by it, except in the case of the Acquired Assets that have been sold or otherwise disposed of in the ordinary course of business consistent with past practices and not in violation of this Agreement, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. All equipment and personal property that is part of the Acquired Assets (other than Inventory) is maintained in good operating condition for the purposes for which it is currently being used, reasonable wear and tear excepted. Except as otherwise expressly contemplated in the Transition Services Agreement, the Acquired Assets comprise all of the Assets that are both used by PDI and necessary to conduct the Business as conducted by PDI as of the Closing Date. At the Closing, upon delivery of and payment for the Acquired Assets in accordance with the terms of this Agreement, Purchaser will acquire good and valid title to all of the Acquired Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and any Encumbrances created by any actions of Purchaser or its Affiliates.

5.4 Books and Records. The Books and Records are true and complete in all material respects and have been maintained in accordance with sound business practices, and reasonably reflect, in reasonable detail, all material transactions involving the Acquired Assets, the Assumed Liabilities and the Business.

5.5 Intellectual Property.

(a) Each Seller owns or possesses all right, title and interest in, to and under the Intellectual Property owned by it or used in the Business or the sale and marketing of the Products.

(b) No claim by any third party contesting the validity, enforceability, or ownership of the Intellectual Property has been made and is currently outstanding against either Seller, nor to the Knowledge of Sellers, is any threatened.

(c) Neither Seller nor KVP has given any notice to any third parties asserting infringement by such third party of the Intellectual Property.

(d) To the Knowledge of Sellers, the use of the Intellectual Property in connection with the conduct of the Business and the sale and marketing of the Products does not infringe or misappropriate any intellectual property rights of any third parties.

(e) Neither Seller nor KVP has granted any licenses to the Intellectual Property to third parties; and neither Seller nor, to the Knowledge of Sellers, any other Person, is party to any agreements with third parties that limit or restrict use of the Intellectual Property as presently used in the Business or require any royalty or similar payments for its use.

(f) All past and present employees of Sellers and KVP who are or have been substantively involved in the development of the Intellectual Property have executed written agreements or are otherwise obligated to vest in Sellers or KVP exclusive ownership of such Intellectual Property. Schedule 5.5 of the Seller Disclosure Schedules sets forth a list, as of the Closing Date, of all applications for registration or issued registrations relating to the Intellectual Property owned by either Seller. All such applications for registration are pending as of the Closing Date or, to the extent indicated, have been issued by the United States Patent and Trademark Office or other corresponding applicable Governmental Entity. Except for licenses relating to off-the-shelf commercial software programs, there are no (a) licenses to Sellers or KVP of Intellectual Property rights not owned by Sellers that are used by Sellers in the Business, or (b) Intellectual Property rights that are owned by Sellers and licensed to third parties.

(g) Sellers and KVP have taken reasonable measures to protect and preserve the confidentiality of the Product Know-How. To the Knowledge of Sellers, no Product Know-How owned by either Seller that is material to the Business has been disclosed to any third party other than pursuant to a written non-disclosure agreement. Neither Seller nor KVP nor, to the Knowledge of Sellers, any party with which either has contracted are in breach of any license, sub-license, option, charge or assignment to which either Seller or KVP is a party in respect of any Intellectual Property (including Product Know-How); and the Contemplated Transactions will not result in any breach of any such agreement or otherwise result in any such agreement being subject to termination by any such party.

(h) Except as expressly set forth in the Transition Services Agreement, the Intellectual Property hereunder comprises all of the intellectual property that is used by PDI in and material to the Business as such Business is conducted by PDI as of the Closing Date.

5.6 Contracts.

(a) Schedule 5.6 of the Seller Disclosure Schedules lists all material Contracts to which PDI is a party as of the Closing Date (but excluding the Leases, which are covered by Section 5.15) (the “Material Contracts”), including (i) any other lease, sublease or similar Contract with any Person pursuant to which PDI is a sublessor of, or makes available for use to any Person any portion of any premises otherwise occupied by PDI; (ii) any joint venture, partnership or other Contracts involving the sharing of profits or losses; (iii) any Contract creating or granting any Encumbrance (other than Permitted Encumbrances) upon any of the Acquired Assets; (iv) any Contract under which PDI has granted or received exclusive or non-exclusive rights or another Person processes, produces or manufactures, or will process, produce or manufacture, Products; (v) any Contract with a customer, supplier or distributor involving amounts in excess of $100,000; (vi) any currently effective Contract, or any expired or terminated Contract which has surviving provisions providing for indemnification of any Person by PDI with respect to Liabilities relating to the Business; and (vii) any other Contract having an aggregate value over its remaining term in excess of $100,000. Schedule 5.6 excludes any Contract that involves or is reasonably expected to involve the payment of consideration having an aggregate value of less than $100,000, but only in those cases where such Contract is not material to the Business.

(b) PDI has made available to Purchaser copies of each Material Contract that is also an Assumed Contract, which are accurate and complete in all material respects, together with all amendments and supplements thereto. Each Material Contract that is also an Assumed Contract constitutes a legal, valid and binding agreement of PDI. PDI is not in violation of, in breach of, or in default under, nor, to the Knowledge of Sellers, has there occurred an event or condition which (with or without notice or lapse of time or both) would constitute a violation of, breach of, or default under, any such Material Contract that is also an Assumed Contract, by PDI.

5.7 Compliance with Laws; Regulatory Matters.

(a) Except as otherwise disclosed in the Specified KVP Filings, PDI is conducting its business and operations in material compliance with all applicable Laws, including without limitation the applicable provisions of the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. §301 et. seq., the applicable regulations promulgated thereunder, and applicable guidance, standards and policies issued by FDA, it being understood that for purposes of Sellers’ and KVP’s indemnification obligations pursuant to Section 11.2 hereof, the “materiality” qualifier in the first part of this sentence shall be disregarded. No Governmental Entity has served notice that either Seller was or is in violation of any Law in any jurisdiction. Neither Seller has received written notice from any Governmental Entity that there are any circumstances currently existing that would lead to any loss or refusal to renew any Governmental Authorizations on terms less advantageous to such Seller than the terms of those Governmental Authorizations currently in force, except in the case of any such violation, loss or refusal to renew that would not adversely impact Purchaser’s ability to conduct the Business after the Closing. The Consent Decree does not apply to PDI, the Products or the Business.

(b) (i) To the Knowledge of Sellers, as of the Closing Date, PDI has filed with FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each Product that is material to the conduct of the manufacture, marketing, distribution and sale of the Products as conducted by PDI as of the Closing Date. All such notices, applications and reports filed within the past twelve (12) months are listed on Schedule 5.7(b)(i).

(ii) PDI has not received any written notice that any Governmental Entity (including FDA) (A) has commenced, and, to the Knowledge of Sellers, no Governmental Entity has threatened to initiate, any action to withdraw its approval or request the recall of any Product, or (B) has commenced or, to the Knowledge of Sellers, has threatened to initiate, any action to enjoin production of any Product. Neither Seller has received any Form 483 or other similar notification under the FD&C Act with respect to the Business.

(iii) PDI has made available to Purchaser copies of all (A) reports of inspectional observations and (B) establishment inspection reports prepared by FDA and relating to the Business that are in PDI’s possession.

(iv) As of the Closing Date, PDI has not received any warning or untitled letters or other documents from FDA relating to any Product that assert ongoing lack of compliance with any applicable laws or regulatory requirements (including those of FDA) by

PDI.

5.8 Litigation.

(a) There is no Proceeding pending or, to the Knowledge of Sellers, threatened against either Seller in respect of the Acquired Assets, the Products or the Contemplated Transactions, in respect of which Purchaser would or would reasonably be expected to become liable as a result of the Contemplated Transactions.

(b) There are no outstanding orders, injunctions or decrees of any Governmental Entity (other than the Governmental Authorizations) that apply to the Acquired Assets (or that apply to KVP or either Seller and will apply to Purchaser after the Closing Date) that restrict the ownership, disposition or use of the Acquired Assets.

5.9 Brokers or Finders. No broker, investment banker, agent, finder or other intermediary acting on behalf of either Seller or under the authority of either Seller, except for Quetico Partners LLC, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the Contemplated Transactions. The fees of Quetico Partners LLC shall be the sole responsibility of Sellers.

5.10 Inventory. Subject to amounts reserved therefor on the Financial Statements, the values at which Inventory is carried on the Financial Statements reflect, in all material respects, the historical inventory valuation policy of PDI of stating such Inventory at the lower of cost (determined on a first in, first out basis) or market value. All of the items included in Inventory on the Closing Date consist of a quality and quantity usable and, with respect to finished Products, saleable, in the ordinary course of business, and such Inventory does not include any item of inventory that is obsolete, damaged or that has been previously written off by PDI. Items of below-standard quality and items not readily saleable in the ordinary course of business have been written down in value in accordance with GAAP to estimated net realizable market value by PDI. PDI has good and valid title to its Inventory free and clear of all Encumbrances, other than Permitted Encumbrances. All Inventory held on consignment or otherwise by third Persons are properly reflected and accounted for in the Financial Statements in accordance with GAAP. The Inventory meets all applicable Product specifications of PDI and the Business.

5.11 Financial Information. Schedule 5.11 of the Seller Disclosure Schedules contains true, correct and complete copies of the unaudited internally generated balance sheets and income statements for the Business for the fiscal years ending March 31, 2008, March 31, 2009, and March 31, 2010, and the unaudited balance sheets and statements of income for the month of April 2010 (all of the foregoing being hereinafter collectively called the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, in all material respects, applied on a consistent basis for the periods involved, except for (a) the absence of footnotes, and (b) with respect to the April 2010 interim statements only, ordinary year-end adjustments, and have been prepared from and are consistent in all material respects with the Books and Records. The Financial Statements fairly present in all material respects the financial condition and results of operations of the Business.

5.12 Absence of Undisclosed Liabilities. To the Knowledge of Sellers, there are no Liabilities of PDI, and there is no existing fact, condition or circumstance which could reasonably be expected to result in Liabilities to PDI, except Liabilities (a) disclosed in the Financial Statements, (b) incurred since December 31, 2009 in the ordinary course of business, (c) for the future performance of obligations of PDI pursuant to the terms of Contracts to which PDI is a party, (d) set forth on Schedule 5.12 of the Seller Disclosure Schedules, (e) disclosed in the Specified KVP Filings, or (f) for brokers, counsel, other consultants and other costs incurred in connection with the Contemplated Transactions.

5.13 Absence of Changes. From December 31, 2009 through the Closing Date, except for matters arising out of or relating to this Agreement and the Contemplated Transactions, PDI has operated the Business in the ordinary course of business, and, subject to those exceptions, there has not been:

(a) any Seller Material Adverse Effect;

(b) any damage, destruction or loss (whether or not covered by insurance) with respect to any Acquired Assets;

(c) any change by PDI in its accounting methods, principles or practices;

(d) any transaction material to PDI or outside the ordinary course of business for PDI or any Material Contract or any amendment to any Material Contract or any commitment for the same, entered into by PDI other than in the ordinary course of business;

(e) any transfer, mortgage, Encumbrance or disposition by PDI of any of its Assets, other than in the ordinary and usual course and not material, either individually or in the aggregate;

(f) (i) any individual capital expenditure by PDI in excess of Twenty-Five Thousand and No/100 Dollars ($25,000) or (ii) any individual commitment by PDI to make any such capital expenditure in excess of Twenty-Five Thousand and No/100 Dollars ($25,000);

(g) any payment of, or incurrence of liability to pay, any Taxes, other than those arising and discharged or to be discharged in the ordinary course of business;

(h) any disposal of or lapse of any right to the use, or expiration or abandonment of any of, the Intellectual Property, or any sale, license, assignment or transfer by either Seller of any Intellectual Property rights;

(i) any incurrence of indebtedness by PDI for borrowed money or any commitment by PDI to borrow money other than in the ordinary course of business;

(j) any increase made in the rate of compensation or other remuneration payable to any of the Employees, other than routine salary increases consistent with past practice and in connection with PDI’s customary employee review process and any bonus payments made in accordance with bonus plans existing prior to December 31, 2009;

(k) any institution of a new bonus plan or amendment or modification to any existing bonus plan;

(l) any sale or transfer of any Assets of PDI, except sales of Inventory in the ordinary course of business, or settlement, cancellation or release of any Indebtedness owed to PDI;

(m) any material change in Product offerings, Product make-up or Product composition;

(n) any discharge or satisfaction by PDI of any Encumbrance, other than those incurred and discharged in the ordinary course of business;

(o) any institution by PDI of a customer rebate plan or program or similar arrangement, or changes in any such existing plans or arrangements; or

(p) any authorization, approval, agreement or commitment by PDI or DrugTech, as applicable, to take any action described above.

5.14 Taxes.

(a) PDI has properly and timely filed and will, prior to the Closing, properly and timely file, all Tax Returns pertaining to the Business or the Acquired Assets which PDI is required to file on or prior to Closing (taking into account any properly-obtained extensions of time within which to file such Tax Returns), and such Tax Returns are or will be complete and correct in all material respects. PDI has timely paid all Taxes shown to be due on such Tax Returns. To the Knowledge of Sellers, there is no unassessed Tax deficiency proposed or threatened against PDI. No claim has ever been made by an authority in a jurisdiction where PDI does not file Tax Returns that PDI is or may be subject to taxation by that jurisdiction with respect to the Business or the Acquired Assets. There are no Encumbrances on any of the Acquired Assets with respect to Taxes other than Permitted Encumbrances.

(b) To the Knowledge of Sellers, there is no dispute or claim concerning any Tax Liability of PDI with respect to the Business or Acquired Assets claimed or raised by any Taxing Authority.

(c) PDI has not waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency pertaining to the Business or the Acquired Assets.

(d) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G.

(e) None of the Acquired Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code. PDI is not a foreign person within the meaning of Section 1.1445-2(b) of the Regulations under Section 1445 of the Code.

(f) PDI has complied in all material respects with all applicable Laws relating to the payment and withholding of payroll and employment Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Entities, all material amounts required to be so withheld and paid over under applicable Laws.

(g) PDI is not a party to any action, audit or proceeding by any Taxing Authority for the assessment or collection of Taxes, nor, to the Knowledge of Sellers, is any such event being asserted or threatened.

(h) No Taxing Authority has audited any Tax return filed by PDI, which audit has not been fully and finally resolved.

(i) PDI is not a party to or bound by any Tax allocation or sharing agreement or transfer pricing agreement. PDI (A) has not been and is not a member of an Affiliated Group (other than the Affiliated Group of which KVP is parent) filing a consolidated federal income Tax Return or similar state, local or foreign return; or (B) has not had and does not have any liability for the Taxes of any Person (other than Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except with respect to the Affiliated Group of which KVP is parent.

(j) None of the Acquired Assets are shares of any controlled foreign corporations as described in Code Section 957 or passive foreign investment companies as described in Code Section 1297.

(k) PDI is not engaged in the conduct of a trade or business outside the United States and does not have a branch, office or fixed place of business or permanent establishment outside of the United States.

5.15 Real Property; Leases.

(a) PDI owns no real property. Neither Seller nor KVP has received written notice of any, and to the Knowledge of Sellers, there is no, condemnation proceeding or eminent domain proceeding of any kind pending or threatened against any of the Leased Premises (as defined in Section 5.15(b) below). The Leased Premises is occupied under valid and current certificates of occupancy or the like. The Leased Premises does not violate, and all improvements are constructed in compliance with, any applicable Laws. KVP has obtained all appropriate building licenses, permits and occupancy permits that are required to conduct the Business as it is conducted by PDI as of the Closing Date. To the Knowledge of Sellers, there are no recorded outstanding variances or special use permits affecting KVP’s or PDI’s use of the Leased Premises. No notice of a violation of any Laws, or of any covenant, condition, easement or restriction affecting the Leased Premises or relating to its use or occupancy by KVP or PDI has been given, nor do Sellers have any Knowledge of any such violation. To the Knowledge of Sellers, the Leased Premises has water supply, storm and sanitary sewage facilities, telephone, gas, electricity, means of ingress and egress to and from public highways adequate to conduct the Business as it is conducted by PDI as of the Closing Date. To the Knowledge of Sellers, all utilities enter the Leased Premises through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with valid public easements. Neither Seller has Knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against the Leased Premises, and neither Seller has Knowledge of any present assessments. To the Knowledge of Sellers, all improvements constituting the Leased Premises are without structural defects and do not encroach upon any street or land of others. To the Knowledge of Sellers, the Leased Premises either (i) is freely accessible directly from all public streets on which it abuts, or (ii) uses adjoining private land to access the same in accordance with valid public easements. Neither KVP nor PDI has received any notice of any outstanding requirements or recommendations by the insurance companies who issued the current insurance policies insuring the Leased Premises requiring or recommending any repairs or work to be done on the Leased Premises. To the Knowledge of Sellers, no portion of the Leased Premises is located within a special flood plain area as designated by the Federal Emergency Management Agency or other applicable Governmental Entity.

(b) A complete and correct copy of each Lease has been provided to Purchaser. The Leases are valid and binding and in full force and effect in accordance with the terms thereof and have not been modified, amended, nor any provisions thereof waived, and each such Lease constitutes the entire agreement between KVP and the respective landlord thereunder with respect to the premises demised thereunder (the “Leased Premises”). KVP is not in default under the Leases, nor to the Knowledge of Sellers, does any condition exist that, with or without notice or lapse of time or both, would constitute a default thereunder. To the Knowledge of Sellers, no other party to any Lease (i) is in default thereunder in any respect or (ii) has threatened to cancel or otherwise terminate such Lease. The Leased Premises is in appropriate condition and repair and is suitable for the conduct of the Business as conducted by PDI as of the Closing Date.

5.16 Governmental Authorizations. Set forth on Schedule 5.16 of the Seller Disclosure Schedules is a true and complete description of all of the governmental authorizations owned or held by or issued to either Seller that are material to the Business or the Acquired Assets as of the Closing Date (the “Governmental Authorizations”). PDI is the duly authorized holder of all of the Governmental Authorizations, all of which are in full force and effect and unimpaired. There is no pending or, to the Knowledge of Sellers, threatened, action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of the Governmental Authorizations. True and complete copies of all of the Governmental Authorizations have been furnished to Purchaser. Neither PDI nor KVP has received written notice from any Governmental Entity asserting a violation of the terms of any such Governmental Authorization, or threatening to revoke, cancel, suspend or not renew the terms of any such Governmental Authorization. To the Knowledge of Sellers, there has been no violation of any Governmental Authorization or any terms or conditions thereof, except for such violations as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.17 Labor Relations; Employees.

(a) Schedule 5.17(a) of the Seller Disclosure Schedules sets forth a list as of the Closing Date of all employees of PDI and any employees of KVP that are dedicated to the Business (the “Employees”). To the Knowledge of Sellers, none of the Employees has any plans or intends to terminate his or her employment or engagement. All Employees are employees at-will, and neither PDI nor any of its Affiliates has any written employment agreement (including executive compensation, severance or retention agreements) with any Employees.

(b) (i) PDI and KVP enjoy good relations with the Employees, and there is no labor controversy, strike, dispute, disturbance, grievance, slowdown or stoppage actually pending, anticipated by, or, to the Knowledge of Sellers, threatened against PDI or involving the Employees; (ii) neither PDI nor KVP is a party to or bound by any collective bargaining agreement or union contract with respect to the Employees; and (iii) no labor union has taken any action with respect to organizing any Employees and, to the Knowledge of Sellers, there are no Employees seeking union representation.

(c) PDI has not been the subject of any inspection or investigation relating to its compliance with or violation of any Immigration Laws. PDI has not been fined or otherwise penalized for any failure to comply with Immigration Laws, nor is any such proceeding pending or, to the Knowledge of Sellers, threatened.

5.18 Pension and Benefit Plans and Compliance with Employment Laws.

(a) PDI (i) does not maintain and has never maintained any Plan, Pension Plan or Other Arrangement; (ii) is not and has never been a party to any Plan, Pension Plan or Other Arrangement; or (iii) does not have any obligation under any Plan, Pension Plan or Other Arrangement.

(b) PDI has furnished or made available to Purchaser true and complete copies of each of the following documents for each Plan and Other Arrangement, as applicable: (i) the documents setting forth the terms of each Plan and Other Arrangement, and all amendments thereto; (ii) all related agreements, including trust agreements, annuity agreements, insurance contracts (including policies), and any other funding document, and agreements with service providers; (iii) the most recent annual report (Form 5500 series) on each Plan that has been filed with any Governmental Entity, if any; (iv) the current summary plan description and subsequent summaries of material modifications for each Plan; and (v) the most recent determination letter from the Internal Revenue Service for each Plan which is intended to be a Pension Plan. No Plan is or has been subject to Title IV of ERISA.

(c) PDI or KVP has timely made all contributions and other payments required by and due under the terms of each Plan and Other Arrangement. All Pension Plans listed on Schedule 5.18 of the Seller Disclosure Schedules have, in all material respects, been administered in accordance with their terms and are in material compliance with ERISA, the Code and all other applicable Laws.

(d) PDI has no pending or, to the Knowledge of Sellers, threatened claims arising under the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act of 1963, the Fair Labor Standards Act, or threatened unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits, by or before any Governmental Entity or arbitrator.

(e) All Plans that are Welfare Plans that are subject to Section 4980B(f) of the Code and Sections 601 through 609 of ERISA comply with and have been administered in material compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code, Sections 601 through 609 of ERISA, and all other applicable Laws regarding continuation and/or conversion coverage. All Welfare Plans listed on Schedule 5.18 of the Seller Disclosure Schedules have, in all material respects, been administered in accordance with their terms and are in material compliance with ERISA, the Code and all other applicable Laws.

5.19 Environmental Matters.

Except as expressly and specifically set forth in the Phase 1 Report attached hereto as Schedule 5.19:

(a) PDI, the Acquired Assets and the Business are, and at all times have been, in compliance with all applicable Environmental Laws. There are no pending, or to the Knowledge of Sellers, threatened claims alleging that PDI is in violation of or liable under Environmental Laws. The Leased Premises is not listed or, to the Knowledge of Sellers, proposed to be listed on the United States Environmental Protection Agency’s National Priorities List or CERCLIS or on any similar governmental database or list of properties that require remediation under Environmental Laws. To the Knowledge of Sellers, no Encumbrance in favor of any Person relating to any claim under Environmental Law has been filed or has attached to any real property leased by PDI in connection with the Business.

(b) PDI has furnished to Purchaser copies of all environmental assessments, reports, audits and other documents in its possession that relate to the environmental condition of the Leased Premises and PDI’s compliance with Environmental Laws in connection with the Business.

(c) Neither PDI nor any of its Affiliates has caused or allowed any Hazardous Materials to be used, manufactured, handled, generated, treated, stored, accumulated, placed, processed or released in the operation of the Business, on or off-site of any of the Leased Premises or any real property owned, leased or otherwise used at any time by PDI.

(d) To the Knowledge of Sellers, there is not now nor has there ever been on, in or under the Leased Premises, any generation, processing, treatment, storage, recycling, disposal or arrangement therefor, of any Hazardous Materials, any aboveground or underground storage tanks or surface impoundments, any asbestos or asbestos-containing material, or any

PCBs in any hydraulic oils, transformers, capacitors or other electrical equipment.

(e) PDI has obtained all Environmental Licenses and made all notifications and filings pursuant to such Environmental Licenses necessary for the current use of the Acquired Assets, the Leased Premises and the operation of the Business.

(f) All Environmental Licenses of PDI are in full force and effect and in good standing, and PDI has made all notifications, filings and applications for renewal of such Environmental Licenses on a timely basis, where necessary.

(g) The conduct of the Business by PDI at the Leased Premises complies with the terms and conditions of all Environmental Licenses necessary for the conduct of the Business at the Leased Premises.

(h) To the Knowledge of Sellers, there are no facts that would render invalid any Environmental License currently in effect with respect to the Acquired Assets, the Leased Premises or otherwise held by PDI or used by PDI in the Business.

(i) Schedule 5.19(i) of the Seller Disclosure Schedules identifies all waste disposal, treatment and storage facilities and transporters and Persons which have arranged for the disposal of Hazardous Materials which are used by PDI as of the Closing Date.

(j) Notwithstanding any other provision of this Agreement, this Section 5.19 sets forth Sellers’ and KVP’s sole and exclusive representations and warranties with respect to Hazardous Materials, Environmental Laws and other environmental matters.

5.20 Customers and Suppliers. Set forth as Schedule 5.20 of the Seller Disclosure Schedules is a list of names and addresses of the twenty (20) largest customers (and the amount of their purchases) and the ten (10) largest suppliers (and the amount of payments to them) of the Business with respect to each of the last three (3) completed fiscal years (the “Material Customers” and “Material Suppliers”, respectively). To the Knowledge of Sellers, PDI’s relations with its customers and suppliers are good, and there exists no actual or threatened, termination, cancellation or limitation of, or change in, the business relationship of PDI with any Material Customer or Material Supplier. PDI has not, as of the Closing Date, been notified in writing that any of its Material Customers has ceased, or intends to cease, purchasing any Products from PDI or has reduced or intends to reduce, the volume of business that it is doing with PDI as of the Closing Date under their existing Contracts. To the Knowledge of Sellers (without any inquiry or investigation), none of Seller’s transactions with any Material Customer during the fiscal year ended March 31, 2010 is reasonably characterized as a one-time transaction or non-recurring in nature (it being understood that a transaction shall not be characterized as one-time or non-recurring because of periodic fluctuations in volume between or among transactions by such Material Customer, variances in the time period between transactions involving such Material Customer or post-transaction changes in economic, market or industry conditions generally). Purchaser acknowledges and agrees that the preceding sentence is not intended to establish, and shall not be construed as establishing, any form of representation, warranty or guarantee of a particular or minimum level of future volume of purchases, revenues or order patterns from any such Material Customer during any particular fiscal period or any representation, warranty or guarantee that any further purchases or revenues from any such Material Customer will occur at all. PDI has not, as of the Closing Date, been notified in writing that any of its Material Suppliers has ceased, or intends to cease, supplying any goods or services to PDI or the Business, or has adversely altered or intends to adversely alter, the payment, pricing, or other terms or amount of business that it is doing with PDI as of the Closing Date.

5.21 Certain Business Practices. To the Knowledge of Sellers, neither PDI nor any of its directors, officers, Employees, consultants, sales representatives, distributors or agents, in such capacity and on behalf of PDI, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (b) violated any applicable money laundering or anti-terrorism Law. PDI and, to the Knowledge of Sellers, its directors, officers, Employees, consultants, sales representatives, distributors, agents and business partners, in such capacity and on behalf of PDI, have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption laws, including but not limited to the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §§ 78dd-1 et seq.). In this regard, PDI and, to the Knowledge of Sellers, its directors, officers, Employees, consultants, sales representatives, distributors, agents and business partners, in such capacity and on behalf of PDI, have not given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

5.22 Accounts Receivable. Schedule 5.22 of the Seller Disclosure Schedules is an Accounts Receivable aging schedule as of a date not more than thirty (30) calendar days prior to the Closing Date, which is true, correct and complete as of that date. Subject to reserves shown on the balance sheet or in the calculation of Final OWC (which reserves are adequate and calculated consistent with past practice), the Accounts Receivable, as reflected on Schedule 5.22 of the Seller Disclosure Schedules, have arisen from valid sales in the ordinary course of business and are valid and enforceable claims against the respective account debtors, fully collectible within ninety (90) calendar days of the Closing Date or such other period of time per the payment terms related to such Account Receivable, if different, as set forth on Schedule 5.22 of the Seller Disclosure Schedules, without resort to legal Proceedings, and are subject to no Encumbrance, set-off, defense, counterclaim, or credits for returns, discounts, co-op advertising, volume rebates, or any other credit offered by or through PDI, other than Permitted Encumbrances. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements was calculated in accordance with GAAP and in a manner consistent with prior periods. To the Knowledge of Sellers, all checks, notes and other instruments of payment with respect to Accounts Receivable are directed and addressed in the ordinary course of business to PDI as “payee,” and not to KVP or any other Affiliate of PDI or KVP.

5.23 Insurance. Schedule 5.23 of the Seller Disclosure Schedules sets forth summaries of (or copies of) the policies of insurance of KVP in effect on the date hereof covering the Acquired Assets or operations of the Business (none of which is held at the Seller level). All of the insurance policies set forth in Schedule 5.23 of the Seller Disclosure Schedules are in full force and effect, all premiums due with respect to such policies have either been paid or adequate provisions for the payment thereof have been made. KVP has not received or given any notice of cancellation with respect to any of the policies listed on Schedule 5.23 of the Seller Disclosure Schedules, nor has KVP or either Seller received a reservation of rights letter in the defense of claims relating to PDI or the Business from any carrier under such policies. Further, current and historical limits of liability for the General Liability policy (Policy No. C 4020319485) listed on Schedule 5.23 have not been exhausted. The General Liability policy (Policy No. C 4020319485) listed on Schedule 5.23 will not generate any retrospective premium adjustment, audit premium adjustment, experience-based liability or loss sharing cost adjusting affecting the Purchaser prior to or after the Closing. PDI has not been denied insurance or suffered the cancellation of any insurance with respect to the Business in the three (3) years preceding the Closing Date. Set forth on Schedule 5.23 of the Seller Disclosure Schedules is a true and correct list of occurrences, of which Sellers have Knowledge, during the last twelve (12) months of damages to Persons or property involving any defects or alleged defects in any of the Products or their design.

5.24 Indebtedness. Schedule 5.24 of the Seller Disclosure Schedules sets forth a true and complete list of all existing Indebtedness of PDI, including all trade Accounts Payable owed by PDI as of May 21, 2010, and includes (a) the name of the original lender, (b) outstanding principal balances and all accrued and unpaid interest as of a date not more than thirty (30) calendar days prior to the Closing Date, and (c) if such Indebtedness is secured, a description of the properties or other assets pledged, mortgaged or otherwise hypothecated as security therefor. PDI is not indebted to KVP or any of KVP’s or PDI’s shareholders or Affiliates for any amount whatsoever.

5.25 Transactions with Officers, Etc. Neither Seller, KVP, nor, to the Knowledge of Sellers, any officer, director or Employee has any direct or indirect interest in any competitor, supplier or customer of PDI or in any Person from whom or to whom PDI leases any property included in the Acquired Assets.

5.26 Independent Sales Representatives. Schedule 5.26 of the Seller Disclosure Schedules is a true and correct list of all of the independent or outside sales representatives of PDI (“Independent Sales Representatives”), the approximate amount of sales attributable to each such Independent Sales Representative for each of the last two (2) calendar years (or such shorter period of time if such Independent Sales Representative has been acting in such capacity for less than two (2) years), and a description of each such Independent Sales Representative’s compensation or commission arrangements. A true, correct and complete copy of a representative written agreement with respect to each Independent Sales Representative has been furnished to Purchaser.

5.27 Products; Product Warranties.

(a) The Products sold by PDI conform to and meet or exceed the standards required by all applicable Laws now in effect and, to Sellers’ Knowledge (without any inquiry or investigation), there is no imminent legislation, ordinance or regulation relating directly to such Products that, if adopted or enacted, would have a material adverse effect on such Products, the

Acquired Assets or the Business. PDI has not received notice of, and Sellers have no Knowledge that, the Products do not conform to and meet or exceed such standards.

(b) Schedule 5.27(b) of the Seller Disclosure Schedules contains a written statement accurately describing any Product recalls over the past five (5) years, PDI’s warranties and customer service policies, any recurring warranty problems, and a written summary of PDI’s warranty claims experience (including any credits or discounts given) for the last five (5) years. PDI does not have any outstanding contracts or proposals that depart in any material respect from the warranty and customer service policy and practice described in such Schedule. PDI will convey to Purchaser all its rights in manufacturers’ warranties for products sold by PDI (which will be deemed a part of the Acquired Assets) and will deliver to Purchaser copies of all such warranties in PDI’s possession. No claims of customers or others based on an alleged or admitted defect of material, workmanship or design or otherwise in or in respect of any of PDI’s products are presently pending or threatened.

5.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (including the Seller Disclosure Schedules), neither Seller, KVP, their respective Affiliates nor any other Person makes any other express or implied representation or warranty or with respect to the business, finances, operations, assets, liabilities, prospects, predictions or any other aspect of Sellers, KVP or the Business, and Sellers and KVP hereby disclaim any representation or warranty not contained in this Article V (including the Seller Disclosure Schedules).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers and KVP as of the Closing Date as follows:

6.1 Organization, Power, Authority and Good Standing.

(a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite limited liability company power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Purchaser is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by Purchaser or the nature of Purchaser’s activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Purchaser has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the performance by Purchaser of its obligations hereunder and under the Ancillary Agreements to which it is a party in connection with the Contemplated Transactions have been duly authorized by all requisite limited liability company action on the part of Purchaser. This

Agreement and each Ancillary Agreement to which it is a party has been validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes, and each Ancillary Agreement to which it is a party that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser (assuming that such Ancillary Agreement to which it is a party has been duly authorized, executed and delivered by the other parties thereto to the extent applicable), a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

6.2 No Conflicts; Consents.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Purchaser (i) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Formation or limited liability company operating agreement of Purchaser, (ii) assuming all of the consents, approvals, authorizations and permits described in Section 6.2(b) have been obtained and all the filings and notifications described in Section 6.2(b) have been made and any waiting periods thereunder have terminated or expired, do not conflict with any Law applicable to Purchaser, and (iii) do not conflict with, result in a breach of, constitute a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any agreement or instrument binding on Purchaser or any applicable order, writ, injunction or decree of any court or Governmental Entity to which Purchaser is a party or by which Purchaser is bound, except in each case as set forth in clauses (ii) and (iii) above, if such event would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) No notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Entity, or expiration of any required waiting period, is required for Purchaser to consummate the Contemplated Transactions, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations, permits or waiting period expirations, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.3 Brokers or Finders. Except as set forth on Schedule 6.3, no broker, investment banker, agent, finder or other intermediary acting on behalf of Purchaser or under the authority of Purchaser, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the Contemplated Transactions.

6.4 Litigation. There is no Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Acknowledgments.

(a) Purchaser acknowledges and agrees that the Acquired Assets are being acquired subject to the terms and conditions of this Agreement and any limitations, restrictions or conditions imposed herein.

(b) Purchaser has conducted its own thorough due diligence review and analysis, as Purchaser has determined necessary and appropriate, of the Acquired Assets and of the business prospects of the Products. Purchaser is not relying on any forecasts, marketing data, projections, estimates, offering brochures or materials, conversations with employees, management, or consultants, agents or brokers of Sellers or KVP, market assessments, representations or warranties or other materials whether oral or written from Sellers, KVP or their respective agents, brokers or consultants as to the business prospects or potential of the Products or any other representations or warranties, express or implied, except as expressly set forth in Article V.

(c) Purchaser acknowledges and agrees that neither Seller nor KVP guarantees that (i) any supplier of the Product or any component supplier shall supply or continue to supply such items; or (ii) any such third party shall supply or continue to supply such items on the pricing or other terms currently available to Sellers.

(d) Purchaser is acquiring the Acquired Assets pursuant to this Agreement subject to the foregoing acknowledgements and limitations.

7.2 Confidentiality; Public Announcements.

(a) Confidentiality Agreement. Purchaser acknowledges that the information being provided to it in connection with the Contemplated Transactions is subject to the terms of the Confidentiality Agreement, which terms are incorporated herein by reference. The Confidentiality Agreement shall be deemed to have been terminated at the Closing Date solely with respect to information relating to the Acquired Assets and the Business; provided, however, that each of the Sellers, KVP, and Purchaser acknowledges that any and all other information provided to it by the other or the other’s Representatives concerning it and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement.

(b) Public Announcements. Each of the Sellers, KVP and Purchaser agrees that the terms of this Agreement and the Ancillary Agreements shall not be disclosed or otherwise made available to the public and that copies of this Agreement and the Ancillary Agreements shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or the applicable rules and regulations of any national securities exchange and only to the extent required by such Law or such rule or regulation of such national securities exchange; provided, however, that each of the Sellers, KVP, and Purchaser may disclose the terms of this Agreement and the Ancillary Agreements to its Affiliates and its and its Affiliates’ employees, attorneys, financial advisors, lenders and agents on a need-to-know basis, to the extent such parties are bound by confidentiality obligations with respect to the information disclosed. Where disclosure or filing is required by applicable Law, each of the Sellers, KVP, and Purchaser (as applicable) agrees to use commercially reasonable efforts to obtain “confidential treatment” of this Agreement and the Ancillary Agreements with the SEC and to redact such terms of this Agreement and the Ancillary Agreements as the other Party shall request, in each case as permitted by Law.

7.3 Transition Services Agreement. At Closing, the Parties shall enter into a Transition Services Agreement, to be effective immediately after the Closing Date, substantially in the form attached hereto as Exhibit E, pursuant to which KVP shall perform certain transitional services for Purchaser in accordance with the terms thereof.

7.4 Revision of Marketing Materials; Website.

(a) Removal of Names. Purchaser shall revise all marketing materials and other product literature related to the Products to delete all references to Sellers and KVP and implement such materials as soon as practicable (but in any event within thirty (30) days) following the Closing.

(b) Website. Within thirty (30) days following the Closing Date, Sellers and KVP shall remove all references to the Products from their websites.

7.5 Assumption of Regulatory Compliance Responsibilities.

(a) Except as otherwise provided in this Agreement and the Transition Services Agreement, from and after the Closing Date, Purchaser shall assume all regulatory responsibilities in connection with the Business and the Acquired Assets, including responsibility for (i) all periodic and annual reports or other regulatory filings with FDA, (ii) reporting any product quality complaints and adverse drug events, (iii) lawfully marketing, distributing, and selling the Products, and (iv) compliance with applicable Laws, including the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, FDA regulations, and all state laws and regulations, as the same may be amended from time to time.

(b) From and after the Closing Date, Purchaser shall have all responsibility for any and all Governmental Entity fee obligations for holders or owners of the Governmental Authorizations that relate to periods on or after the Closing Date, and Sellers and KVP shall retain responsibility for such fee obligations relate to periods prior to the Closing Date. Each Party shall promptly reimburse the other to the extent a Party pays amounts that are the responsibility of the other Party.

(c) From and after the Closing Date, Purchaser shall have the sole authority and responsibility to respond to any Governmental Entities, to respond to product technical complaints and medical complaints and to handle all recalls, market withdrawals and field corrections of the Products in accordance with applicable Laws, all at Purchaser’s sole cost and expense (except to the extent contemplated in Section 7.6 and except to the extent Purchaser is otherwise entitled to indemnification pursuant to Section 11.2).

7.6 Product Recalls. Beginning at the Closing Date and ending one (1) year thereafter, Purchaser shall promptly (but in any case, within two (2) Business Days) notify PDI in writing of any determination to recall, withdraw or field correct any Product, including as a result of, or in response to, any decision, order, request or directive of any court or other Governmental Entity (in each case, a “Product Recall”). Except as otherwise provided in this Section 7.6, from and after the Closing Date, Purchaser shall have the sole authority and responsibility for determining if and when to issue any Product Recall (but shall comply with all applicable Laws, rules, regulations, directives and orders in making such determination). With respect to any Products sold, shipped or distributed by PDI prior to the Closing Date, PDI shall, during the one (1) year period after the Closing Date, have the sole authority and responsibility for determining if and when to issue any Product Recall (but shall comply with all applicable Laws rules, regulations, directives and orders in making such determination). Subject to any claims for indemnification under Article XI, Purchaser will be responsible for the cost and expense of any Product Recall that it initiates under this Section 7.6, unless and to the extent such Product Recall relates to Products sold, shipped or distributed prior to the Closing Date, in which case Sellers and KVP will, jointly and severally, indemnify and hold Purchaser harmless from and against such costs, expenses or other Losses arising from or relating to such Product Recall in accordance with Article XI. Sellers and KVP, jointly and severally (and notwithstanding any baskets, caps, or other limitations on Sellers or KVP’s indemnification obligations under Article XI, which for purposes of this Section 7.6, will not apply to any Product Recall initiated within the one (1) year period after the Closing Date that relates to Products sold, shipped or distributed prior to the Closing Date), will be solely responsible for the cost and expense of any Product Recall that is initiated by PDI under this Section 7.6. Nothing in this Section 7.6 will be construed as a limitation on or waiver of Purchaser’s right to indemnification under Article XI hereto with respect to, or in connection with, any Product Recall or any breach of this Agreement or the representations, warranties or covenants set forth herein.

7.7 Tax Matters.

(a) Sellers and KVP shall indemnify Purchaser and hold Purchaser harmless from and against, without duplication, any Liability attributable to: (i) all Taxes (or the non-payment thereof) of Sellers or KVP with respect to the Acquired Assets or the Business for all periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”) and all Taxes (or the non-payment thereof) of Sellers or KVP that are unrelated to the Acquired Assets or the Business; (ii) all Taxes of any member (other than a Seller) of an affiliated, consolidated, combined or unitary group of which either Seller (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person imposed on either Seller as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing. Sellers shall reimburse Purchaser for any Taxes of Sellers which are the responsibility of Sellers pursuant to this Section 7.7 within ten (10) Business Days after either Seller’s receipt of notice from Purchaser that any such Taxes have been paid by Purchaser. Notwithstanding the foregoing, neither Seller nor KVP shall have any responsibility for, and shall not indemnify Purchaser against, Taxes to the extent that such Taxes have been taken into account in determining OWC.

(b) Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Acquired Assets or Business for Sellers for all periods ending on or prior to the Closing Date. Sellers shall pay and discharge all Taxes with respect to the Acquired Assets or Business shown to be due by either Seller on such Tax Returns. Purchaser shall prepare and timely file all returns with respect to Asset Taxes (as defined below) for any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”). Purchaser shall pay and discharge all Taxes shown to be due on such Tax Returns. No later than three (3) Business Days prior to the due date of such return, Sellers shall pay to Purchaser the amount of Taxes shown due which is attributable to the pre-Closing portion of the Straddle Period less any Taxes for such period that were prepaid before Closing but not included in current assets in determining OWC and less any Taxes to the extent the liability for such Taxes was taken into account in determining OWC; provided, however, that Sellers may challenge the amount attributable to it if they believe in good faith that the amounts due on such Tax Returns are materially incorrect. Sellers shall have a reasonable opportunity to review all such Tax Returns prior to paying the foregoing amount of Taxes. For purposes of this Agreement, “Asset Taxes” shall mean real property, personal property and similar taxes (not based on income, profit or gains) relating to the Acquired Assets or the Business.

(c) Notwithstanding anything to the contrary in this Agreement, and except as set forth on Schedule 7.7(c), neither Seller nor KVP shall file any amended Tax Return with respect to the Acquired Assets or Business relating to Sellers with respect to taxable periods ending on or prior to the Closing Date without the written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed) if such amendment adversely affects Purchaser, unless required to do so by Law.

(d) Purchaser, on the one hand, and Sellers and KVP, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers and Purchaser agree: (i) to retain all books and records with respect to Tax matters pertinent to the Business or Acquired Assets relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by other Parties, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if after such notice is given the other Party so requests, Sellers or Purchaser, as the case may be, shall allow the other party to take possession of such books and records.

(e) All transfer, documentary, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transfer by Sellers to Purchaser of the Acquired Assets pursuant to this Agreement shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Laws, Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Purchaser shall, and shall cause its Affiliates to, execute all documents and take any other actions reasonably requested by either Seller in order to enable either Seller to secure an exemption from, or reduction in the amount of, such Taxes. Purchaser shall pay to either Seller the amount of any such Taxes for which such Seller is responsible to collect and pay to the Tax authority but for which Purchaser is liable for such Tax.

(f) The Parties agree to adopt the standard procedure for reporting wages and other compensation under Revenue Procedure 2004-53.

(g) In the event Sellers become obligated pursuant to the terms of this Section 7.7 to indemnify Purchaser for Taxes, Purchaser must first make written demand to Sellers in accordance with the terms and provisions of this Agreement. If Sellers are unable or unwilling to make such payment within five (5) Business Days of receipt of the aforesaid notice from Purchaser, Purchaser shall then present the written demand to KVP for payment on behalf of Sellers. KVP hereby guarantees payment of any such amounts required to be paid by Sellers to Purchaser under this Section 7.7, and covenants and agrees to pay any such amounts to Purchaser to the extent not paid by Sellers. Nothing set forth herein shall be construed to waive Sellers’ or KVP’s rights to dispute in good faith any Taxes claimed by Purchaser to be owed by Sellers or KVP under this Section 7.7.

(h) Sellers and Purchaser hereby waive compliance with any “bulk sales” Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to Purchaser of the Acquired Assets and the Inventory by Sellers.

7.8 PDI Name Change. Promptly following the Closing Date, PDI will file appropriate documentation with the Secretary of State of the State of New York in order to amend its Certificate of Incorporation to change its name to a name other than “Particle Dynamics, Inc.,” “PDI,” or any derivative thereof.

7.9 Post-Closing Cooperation. Except as otherwise provided in the Transition Services Agreement, Purchaser and Sellers shall use commercially reasonable efforts to cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and Representatives to use commercially reasonable efforts to cooperate with each other to ensure the orderly transition of the Acquired Assets from Sellers to Purchaser and to minimize any disruption to the conduct of the Business and the marketing, distribution and sale of the Products and the other respective businesses of Sellers and Purchaser that might result from the Contemplated Transactions. After the Closing Date, upon reasonable written notice, Purchaser and Sellers shall furnish or cause to be furnished to each other and their employees, counsel, auditors and Representatives access, during normal business hours, to personnel and such information, documents or records (or copies thereof) at the recipient’s request, cost and expense to the extent reasonably requested by the requesting party in connection with (i) the preparation of Tax Returns or any audit, examination or contest relating to Taxes, (ii) financial reporting and accounting compliance matters, (iii) compliance with the requirements of any Governmental Entity in connection with the transactions contemplated by this Agreement, or (iv) in connection with any actual or threatened Proceeding.

7.10 Non-Competition Agreement.

(a) For a period of five (5) years from and after the Closing Date, anywhere in the world, Sellers and KVP shall not, and shall cause their respective controlled Affiliates not to, directly or indirectly:

(i) engage in, carry on or have any interest in a business substantially similar to the Business as carried on by PDI immediately prior to the Closing Date;

(ii) enter into, engage in, or be employed by or provide consulting services to, or have any interest in any business substantially similar to the Business as carried on by PDI immediately prior to the Closing Date;

(iii) solicit or encourage any Hired Employee to either leave the employment of or cease working for or with Purchaser; provided that the foregoing shall not apply to (x) any Hired Employees no longer employed by Purchaser or any of its Affiliates and (y) any Hired Employees who respond to general solicitations of employment not specifically directed toward Purchaser; or

(iv) induce any customer or supplier of Purchaser or any Subsidiary of Purchaser or the Business to refuse to do business with Purchaser, any Subsidiary of Purchaser or the Business, as the case may be, on as favorable of terms as previously done with PDI or the Business, as the case may be ((i) through (iv) above, the “Restricted Activities”).

(b) Sellers and KVP acknowledge that the length of time and geographic restriction pertaining to all prohibitions in this Section 7.10 both are reasonable and necessary for the legitimate protection of Purchaser’s business and interests.

(c) Notwithstanding the foregoing, but subject in all cases to the Parties’ confidentiality obligations under Section 7.2, this Section 7.10 shall not operate to prevent or restrict:

(i) the acquisition by any Person of any of KVP or its Affiliates, whether by merger, consolidation, share purchase, asset purchase, or otherwise, but only where such Person was not, prior to such acquisition, an Affiliate of KVP;

(ii) any of KVP, either Seller, or their respective Affiliates owning or engaging in any business conducted by any of them on the Closing Date, other than the Business; provided that KVP, Sellers, and their respective Affiliates will, under such circumstances, remain subject to the non-solicitation and non-interference obligations provided under Section

7.10(a)(iii) and Section 7.10(a)(iv) above; or

(iii) the direct or indirect acquisition by KVP or any of its controlled Affiliates (through acquisition, merger or other strategic transaction) of an interest in any Person that engages in the Restricted Activities as long as (A) KVP and its controlled Affiliates’ voting ownership interest in such Person does not exceed five percent (5%) in the aggregate, or (B) KVP or any of its controlled Affiliates, as the case may be, promptly following the earlier of the closing or the announcement of such transaction (and in any event no more than one (1) year after such closing or announcement), sells or otherwise divests the Restricted Activities to a third person or winds-up the Restricted Activities.

Notwithstanding the foregoing exclusions or anything else in this Section 7.10, for a period of five (5) years from and after the Closing Date, under no circumstances will Sellers, KVP, or their respective controlled Affiliates, directly or indirectly, hire or solicit or encourage Paul Brady to either leave the employment of, or cease working for or with, Purchaser. Purchaser acknowledges and agrees that, notwithstanding the foregoing, during the nine (9) month period beginning on the Closing Date, Paul Brady shall be made reasonably available telephonically and electronically (at no additional cost) to KVP upon reasonable request to answer questions regarding non-PDI matters for which Mr. Brady was responsible or otherwise involved prior to the Closing Date.

(d) Sellers and KVP expressly agree and understand that the remedy at law for any breach by either Seller or KVP of this Section 7.10 will be inadequate and that the damages flowing from such breach may not be readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of either Seller’s or KVP’s violation of this Section 7.10, Purchaser will be entitled to seek immediate injunctive relief and may seek to obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Section 7.10(d) will be deemed to limit Purchaser’s remedies at law or in equity for any breach by either Seller or KVP of any of the other provisions of this Agreement that may be pursued by or available to Purchaser.

(e) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in this Section 7.10 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

(f) In the event that either Seller or KVP violates any legally enforceable provision of this Section 7.10 as to which there is a specific time period during which such Seller or KVP is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation will toll the running of the time period from the date of the violation until the violation ceases.

7.11 Intellectual Property Matters. KVP and each Seller hereby covenant and agree, from and after the Closing Date, (a) to execute and deliver to Purchaser all such further instruments, assignments, assurances and other documents, and (b) to provide reasonable assistance to Purchaser and to make itself reasonably available to Purchaser at such times as may be requested by Purchaser, in each instance in connection with the carrying out of this Agreement and the Contemplated Transactions and the vesting in Purchaser of all of the rights, titles, interests and privileges relating to the Intellectual Property intended to be transferred to Purchaser under this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, Purchaser will be responsible for paying all reasonable out-of-pocket expenses incurred in order for KVP or either Seller to perform its obligations under this Section 7.11 and all filing and recording fees required to be paid in connection with the transfer of title of the Intellectual Property to Purchaser including, without limitation, any fees and expenses required by the United States Patent and Trademark Office. None of KVP or either Seller shall incur any out-of-pocket expenses pursuant to Section 7.11 without the prior written approval of Purchaser (which approval shall not be unreasonably withheld).

7.12 Misdirected Receivables. Following the Closing, PDI, DrugTech or KVP, as the case may be, within ten (10) Business Days after the end of each month (as necessary), will forward or remit to Purchaser, by endorsement, wire or electronic transfer, all collections of receivables erroneously received by PDI, DrugTech or KVP, if any, which are part of the Acquired Assets. Following the Closing, if Purchaser notifies KVP by telephone of any receivable erroneously received by PDI, DrugTech or KVP that is part of the Acquired Assets with sufficient specificity to enable PDI, DrugTech or KVP (as applicable) to easily locate such particular receivable, then PDI, DrugTech or KVP, as applicable, will forward or remit to Purchaser, by endorsement, wire or electronic transfer, such received misdirected receivable within three (3) Business Days of such notification by Purchaser. Prior to the close of business on the next Business Day following the Closing, PDI, DrugTech and KVP will close all operating or other accounts previously used to deposit or collect Accounts Receivable in connection with the Business.

ARTICLE VIII

EMPLOYEE MATTERS

8.1 Employees.

(a) In coordination with PDI, Purchaser shall, as of the Closing and in accordance with this Section 8.1, offer employment to all of the Employees. Those Employees who accept such offers of employment shall be new employees of Purchaser or its Affiliates, effective from and after the Closing, and are hereafter referred to as the “Hired Employees”. As soon as practicable following the acceptance or rejection of all offers of employment by Purchaser, Purchaser shall advise PDI of the names of the Hired Employees.

(b) Purchaser shall not assume any Plans or Other Arrangements of PDI or any Affiliate of PDI, any Liabilities thereunder, or any related trust agreements, insurance contracts, or other agreements made in connection with PDI’s or any Affiliate’s Plans and Other Arrangements.

(c) Neither Purchaser nor any of its Affiliates or any of the benefit plans of Purchaser shall have any Liabilities or responsibility for any benefit claim or Liability incurred by or pertaining to any Employee, former employee of PDI or any Affiliate of PDI, or retiree of

PDI or any Affiliate of PDI prior to the Closing, except to the extent expressly provided herein.

(d) PDI agrees to furnish Purchaser and its Affiliates with such information concerning Employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations and limitations, as is necessary and appropriate to effect the Contemplated Transactions.

(e) KVP and PDI will cause each Hired Employee who participated in any Pension Plan of PDI, KVP or their Affiliates and who has accrued a benefit under any such plan as of the Closing Date to be fully vested in such benefit as of the Closing Date.

(f) PDI or KVP (as applicable) will terminate the employment of all of the Hired Employees at the conclusion of such employees’ shift or scheduled hours on the day immediately preceding the Closing Date, and in the event any notice is required under the WARN Act or other applicable plant closure law, such notice will be the sole responsibility of PDI or KVP. PDI and KVP hereby covenant and agree that any Liability resulting from the termination of the employment of any Employee of PDI or KVP, whether claims for severance payments or other claims arising from such termination, shall be the responsibility of PDI or KVP, and PDI or KVP will indemnify and hold harmless Purchaser in connection with same. Purchaser shall hire the Hired Employees so terminated, in positions with substantially similar duties and responsibilities, and at substantially similar wages and benefits, as those provided immediately prior to the Closing by PDI or KVP to such Hired Employees. The Parties acknowledge and agree that all Hired Employees hired by Purchaser will be subject to Purchaser’s normal employment policies, practices, and benefits; provided, however, that the standard waiting period for new employees of Purchaser to receive benefits will be waived, and that such benefits will become effective on the first day of the first full month of employment of such individuals by Purchaser.

(g) No provision in this Agreement shall modify or amend any documents setting forth the terms of any Plan and Other Arrangement or any related agreements or other funding document. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other person shall be entitled to enforce any provision in this Article VIII on the grounds that it is an amendment to another agreement, plan, program, or document. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Article VIII as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision in this Agreement shall be void ab initio, thereby precluding it from having any amendatory effect.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS AND KVP

The obligations of Sellers and KVP under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties of

Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that (i) such representations and warranties are qualified by terms such as “material” and “material adverse effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, or (ii) such representations and warranties that are made as of a specific date shall be true and correct as of such date, in any event except as affected by the Contemplated Transactions.

9.2 Performance. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to the Closing.

9.3 Legal Proceedings. No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Contemplated Transactions.

9.4 Purchase Price. Purchaser shall have delivered to Sellers and KVP (or such Affiliates of Sellers as designated by Sellers in writing in advance of Closing), the Cash Payment, as adjusted, and to the Escrow Agent, the Escrowed Funds, each as specified in and pursuant to Section 3.2, by wire transfer of immediately available United States Dollars.

9.5 Ancillary Agreements. Purchaser shall have delivered to Sellers each of the Ancillary Agreements to which Purchaser is a party executed by Purchaser.

9.6 Other Deliverables. Purchaser shall have complied with its obligations contained in Section 4.3.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

10.1 Representations and Warranties. The representations and warranties of Sellers and KVP contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that (i) such representations and warranties are qualified by terms such as “material” and “material adverse effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, or (ii) such representations and warranties that are made as of a specific date shall be true and correct as of such date, in any event except as affected by the Contemplated Transactions.

10.2 Performance. Sellers and KVP shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers and KVP prior to the Closing.

10.3 Legal Proceedings. No preliminary or permanent injunction or other Order shall have been issued by any Governmental Entity which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Contemplated Transactions.

10.4 Consents and Approvals. All consents, approvals, permits, Orders, notifications or authorizations set forth on Schedule 10.4 required to be obtained by either Seller or KVP in order to consummate the Contemplated Transactions, including, without limitation, the Landlord Consents and the approval of Sellers’ and KVP’s boards of directors and shareholders, as applicable, shall have been made and/or obtained or shall have occurred.

10.5 Ancillary Agreements. Sellers and KVP shall have delivered to Purchaser each of the Ancillary Agreements to which they are a party executed by each Seller and/or KVP, as applicable.

10.6 Delivery of Books and Records. PDI shall have delivered or made available to Purchaser all Books and Records in possession of PDI relating to or reasonably required for the operation of the Business and the Acquired Assets, including, without limitation, copies of all Assumed Contracts, financial and accounting records, files and records relating to Employees, and related correspondence.

10.7 Subordination Agreement. Sellers and KVP shall have entered into one or more subordination or similar agreements that may be required by Purchaser’s senior and subordinated lenders with respect to the Earn-Out.

10.8 Financing. Purchaser shall have obtained acquisition financing for the Acquisition in form, amount and substance acceptable to Purchaser in its sole discretion, which acquisition financing may include a senior credit facility and subordinated credit facility.

10.9 Absence of Changes. There shall have been no Seller Material Adverse Effect.

10.10 Other Deliverables. Sellers and KVP shall have complied with their respective obligations contained in Section 4.2.

ARTICLE XI

INDEMNIFICATION

11.1 Survival of Representations. The representations and warranties contained in this Agreement, the Sellers’ Certificate or the Purchaser’s Certificate shall survive the Effective Time solely for purposes of this Article XI and shall terminate:

(a) with respect to claims resulting from breaches of the Seller Fundamental Representations or the Purchaser Fundamental Representations, at the close of business sixty (60) days after the expiration of the applicable statute of limitations;

(b) with respect to claims resulting from breaches of the representations and warranties of Sellers and KVP in Section 5.19, at the close of business seven (7) years after the Closing Date;

(c) with respect to claims resulting from breaches of the representations and warranties of Sellers and KVP in Section 5.14, Section 5.17 or Section 5.18, at the close of business sixty (60) days after the expiration of the applicable statute of limitations; and

(d) with respect to claims resulting from breaches of representations and warranties of Sellers, KVP and Purchaser not otherwise specified in subsections (a) through (c) above, at the close of business eighteen (18) months after the Closing Date.

The covenants and agreements contained in this Agreement that require by their terms performance or compliance on and after the Effective Time shall continue in force thereafter in accordance with their terms or if no term is specified, indefinitely. Claims for indemnification under this Article XI for breaches of representations and warranties must be made within the periods of limitation set forth in this Section 11.1 (excluding claims for fraud and for breaches of covenants and agreements); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable survival period, as above set forth, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 11.4 to the party to be providing the indemnification, but only as to the matters contained in such notice.

11.2 Indemnification by Sellers and KVP.

(a) Subject to the terms of this Article XI, after the Closing, Sellers and KVP, jointly and severally, shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (“Purchaser Indemnified Persons”) against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request), to the extent arising out of or resulting from:

(i) any breach of any representation or warranty of Sellers or KVP that survives the Effective Time and is contained in this Agreement or the Sellers’ Certificate;

(ii) any breach of any covenant of Sellers or KVP contained in this Agreement or in any Ancillary Agreement;

(iii) any Excluded Liability; and

(iv) any fees, expenses or other payments incurred or owed by Sellers or KVP to any brokers, financial advisors or comparable other Persons retained or employed by any of them in connection with the Contemplated Transactions.

(b) Neither Seller nor KVP shall have any indemnification obligations pursuant to Section 11.2(a)(i), except to the extent that the aggregate amount of Losses incurred or suffered by Purchaser that Sellers and KVP are otherwise responsible for under Section 11.2(a)(i) exceeds Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (the “Indemnity Threshold”), at which time Purchaser shall be entitled to assert claims against Sellers and KVP for Losses in excess of, but excluding, the Indemnity Threshold, except for claims based on fraud; provided, that neither Seller nor KVP shall have any indemnification obligations pursuant to Section 11.2(a)(i) for any individual claim for Losses of less than Two Thousand and No/100 Dollars ($2,000) and no such claim shall be included in calculating the Indemnity Threshold; and provided further, that the maximum aggregate liability of Sellers and KVP for all claims by Purchaser under Section 11.2(a)(i) shall not exceed (collectively, subsections (i) through (iv) shall be referred to as the “Indemnity Caps”):

(i) except for claims based on fraud, in the case of any claims identified in Section 11.1(a) above, Twenty-Four Million Six Hundred Thousand and No/100 Dollars ($24,600,000.00) in the aggregate (the “Fundamental Reps Indemnity Cap”);

(ii) except for claims based on fraud, in the case of any claims identified in Section 11.1(b) above, Six Million Eight Hundred Thousand and No/100 Dollars ($6,800,000) in the aggregate;

(iii) except for claims based on fraud, in the case of any claims identified in Section 11.1(c) above, Five Million and No/100 Dollars ($5,000,000) in the aggregate; and

(iv) except for claims based on fraud, in the case of any claims identified in Section 11.1(d) above, Three Million Six Hundred Thousand and No/100 Dollars ($3,600,000) in the aggregate (the “General Reps Indemnity Cap”).

(c) Notwithstanding anything to the contrary in this Agreement, in no event will Sellers’ and KVP’s indemnification obligations pursuant to subsections (i) through (iv) above exceed Twenty-Four Million Six Hundred Thousand and No/100 Dollars ($24,600,000) in the aggregate.

11.3 Indemnification by Purchaser.

(a) Subject to the terms of this Article XI, after the Closing, Purchaser shall indemnify Sellers, KVP, their Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (“Seller Indemnified Persons”) against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), to the extent arising out of or resulting from:

(i) any breach of any representation or warranty of Purchaser that survives the Effective Time and is contained in this Agreement or the Purchaser’s Certificate;

(ii) any breach of any covenant of Purchaser contained in this Agreement or in any Ancillary Agreement;

(iii) any Assumed Liabilities; and

(iv) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the Contemplated Transactions.

(b) Purchaser shall not have any indemnification obligations pursuant to Section 11.3(a)(i), except to the extent that the aggregate amount of Losses incurred or suffered by Sellers and KVP that Purchaser is otherwise responsible for under Section 11.3(a)(i) exceeds the Indemnity Threshold, at which time Sellers and KVP shall be entitled to assert claims against Purchaser for Losses in excess of, but excluding, the Indemnity Threshold, except for claims based on fraud; provided, that the maximum aggregate liability of Purchaser for all claims by Sellers and KVP under Section 11.3(a)(i) shall not exceed:

(i) except for claims based on fraud, in the case of any liability pursuant to Section 11.1(a) above, the Fundamental Reps Indemnity Cap in the aggregate; and

(ii) except for claims based on fraud, in the case of any liability pursuant to Section 11.1(d) above, the General Reps Indemnity Cap in the aggregate.

11.4 Indemnification Procedures.

(a) Notice of Third Party Claims. In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within fifteen (15) Business Days after receipt by such Indemnified Party of notice of the Third Party Claim. Failure to provide such notice shall not act as a waiver of the Indemnified Party’s rights with respect to indemnification hereunder (i) so long as such notice is delivered in accordance with Section 11.4 prior to the expiration of the applicable survival period for such claim specified in Section 11.1 or (ii) unless, and to the extent that, such failure prejudices the Indemnifying Party’s ability to defend against, reduce or eliminate Losses arising out of such Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) Defense of Third Party Claims. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

(c) Direct Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 11.2 or Section 11.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim (a “Direct Claim Notice”) to the Indemnifying Party within thirty (30) days after obtaining actual knowledge thereof, stating the nature and basis of such claim and the amount thereof, in reasonable detail. Failure to provide such Direct Claim Notice within such thirty (30) day period shall not act as a waiver of the Indemnified Party’s rights with respect to such claim (i) except as provided in Section 11.4 prior to the expiration of the applicable survival period for such claim specified in Section 11.1 or (ii) unless, and only to the extent that, such failure materially adversely affects the Indemnifying Party’s ability to defend against, reduce or eliminate Losses arising out of such claim. After delivery of the Direct Claim Notice, the Parties shall then meet in an attempt to agree upon a resolution of such claim. If the Parties have not resolved any such claim within forty-five (45) days after the date that the Direct Claim Notice is delivered, then any Party shall have the right, subject to any express limitations in this Agreement, to pursue any and all remedies available at law or in equity with respect to such claim. Notwithstanding the foregoing (including the failure of the Parties to agree on a course of action), each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an claim as if indemnification did not exist for such claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.

11.5 Payment.

(a) Upon a determination of liability under this Article XI, the appropriate Party shall pay the Indemnified Party the amount so determined within thirty (30) days after the date of such determination; provided, however, that in the event that the Indemnified Party is Purchaser and such determination of liability arises during the first eighteen (18) months after the Closing Date, Purchaser shall draw such amounts from the Escrow Account, if and to the extent that sufficient funds remain in the Escrow Account, and directly from Sellers only if and to the extent that there are insufficient funds remaining in the Escrow Account at such time to cover such liability. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation that is not subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Agreement and the portion, if any, theretofore paid shall bear interest. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person, firm, corporation or other entity with respect to the subject matter of such claim.

(b) If any fact, circumstance or condition forming a basis for a Claim for indemnification under this Article XI shall overlap with any fact, circumstance, condition, agreement or event forming the basis of any other Claim for indemnification under this Article XI, there shall be no duplication in the calculation of the amount of the Losses. Without limitation of the foregoing, Purchaser shall not be entitled to any indemnification for any liability or loss to the extent taken into account in determining OWC pursuant to Section 3.3.

11.6 Duty to Mitigate.

(a) Each Indemnified Party shall use its commercially reasonable efforts to mitigate Losses for which indemnification may be sought pursuant to this Article XI, including (i) using its commercially reasonable efforts to secure payment from insurance arrangements available and existing on the Closing Date that are to provide coverage with respect to such Losses (an “Insurance Payment”), and (ii) using its commercially reasonable efforts to secure reimbursement, indemnity or other payment from any third Person obligated by Contract or otherwise to reimburse, indemnify or pay the Indemnified Party with respect to such Losses. Notwithstanding the foregoing or anything to the contrary in this Agreement: (x) the recovery by an Indemnified Party from any Indemnifying Party shall not relieve the Indemnified Party of its obligation to mitigate Losses pursuant to this Section 11.6; and (y) the obligation to mitigate Losses in accordance with this Section 11.6 shall not delay or suspend the obligations of any Indemnifying Party to pay the Indemnified Party any amounts due under this Article XI.

(b) Any amounts payable to an Indemnified Party with respect to any Losses pursuant to this Article XI shall be reduced by the amount of any Insurance Payment received by the Indemnified Party with respect to such Losses.

(c) Any amounts payable to an Indemnified Party with respect to any Losses pursuant to this Article XI shall be reduced by the amount of any net Tax benefits available to the Indemnified Party as a result of the payment, incurrence or accrual of such Losses.

11.7 Characterization of Indemnification Payments. Unless otherwise required by Law, any indemnification payment pursuant to the provisions of this Article XI shall be considered an adjustment to Purchase Price, and each of the Parties shall prepare all Tax Returns and financial accounting reports in a manner consistent with such characterization.

11.8 No Special Damages. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any

Indemnified Party for consequential, special, incidental, exemplary or punitive damages (other than consequential, special, incidental or punitive damages awarded to a third party pursuant to a Third Party Claim) or for a diminution in value or lost business opportunity that arise out of or relate to this Agreement or the performance or breach hereof or any liability assumed hereunder.

11.9 Materiality Standard. Solely for purposes of this Article XI, if any representation or warranty contained herein, in Sellers’ Certificate or in Purchaser’s Certificate is limited or based upon materiality, including the terms “material”, “materially” or “material adverse effect” (excluding such references in the defined term “Material Contracts” as such term is used in Section 5.6 and such references in Sections 5.11 and 5.13(a)), such limitation or qualification shall in all respects be ignored and given no effect for purposes of determining the amount of any Loss arising from a breach thereof.

11.10 Remedies Exclusive. Notwithstanding anything to the contrary in this Agreement, except with respect to fraud, the remedies provided in this Article XI shall be deemed the sole and exclusive remedies of the Parties, from and after the Closing Date, with respect to the subject matters of the indemnification provisions of this Article XI, and the Parties each hereby waive to the extent permitted by applicable Law any other remedy, to which they or any other Person entitled to indemnification hereunder may have at law or in equity with respect thereto.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Amendment; Waiver. This Agreement may be modified or amended only by agreement in writing of all of the Parties. Any extension or waiver of any term or condition set forth herein shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Waiver of any term or condition of this Agreement by a Party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

12.2 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties with respect to the subject matter hereof, written or oral, including the Confidentiality Agreement (but only to the extent provided in Section 7.2).

12.3 Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn by either a court of competent jurisdiction or the parties hereto, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.4 No Assignment; Parties in Interest. Neither this Agreement nor any rights and obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 12.4 shall be null and void and of no force and effect. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon or give any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Purchaser may assign any or all of its rights, interests and obligations hereunder (including its rights under Article XI) to any Person who is providing debt financing to Purchaser, from time to time as collateral security for such debt financing, but no such assignment shall relieve Purchaser of its obligations hereunder.

12.5 Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Parties shall each bear their own costs and expenses incurred in connection with this Agreement and the Ancillary Agreements.

12.6 Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally or by facsimile, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties or other Persons specified below at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to either Seller or KVP, to:

K-V Pharmaceutical Company One Corporate Woods Drive Bridgeton, MO 63044 Attention: Janice C. Forsyth Telephone No.: (314) 645-6600 ext. 3270 Facsimile No.: (314) 646-3785

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 Attention: Joseph E. Gilligan, Esq. Telephone No.: (202) 637-5600 Facsimile No.: (202) 637-5910

(b)	if to Purchaser, to:

Particle Dynamics International, LLC

c/o Edgewater Capital Partners

Eton Tower, 28601 Chagrin Boulevard, Suite 205

Cleveland, Ohio 44122

Attention: Mr. Ryan Meany

Telephone No.: (216) 292-3838

Facsimile No.: (216) 292-3879

and

Taft Stettinius & Hollister LLP 200 Public Square, Suite 3500 Cleveland, Ohio 44122-2302 Attention: Howard J. Bobrow, Esq. Telephone No.: (216) 241-2838 Facsimile No.: (216) 241-3707

All such notices and other communications shall be deemed to have been given and received and shall be effective (i) in the case of personal delivery, on the date of such delivery (or the date delivery is refused), (ii) in the case of delivery by facsimile, when transmitted (if sent during normal business hours on a Business Day, or one Business Day after the date sent if not sent during normal business hours on a Business Day) to the applicable number so specified herein and an appropriate confirmation of transmission is received, (iii) in the case of overnight delivery by nationally recognized, overnight courier, one Business Day following the date of dispatch, and (iv) in the case of mailing, on the third Business Day following the date of deposit in the mail.

12.7 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. This Agreement may be delivered by facsimile or electronic transmission.

12.8 Governing Law; Jurisdiction. This Agreement and the legal relationship of the Parties arising hereunder will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule, whether of the State of Delaware or any other jurisdiction. Each of the Parties hereto irrevocably and unconditionally (a) consents to submit itself to the sole and exclusive personal jurisdiction of the state courts located in the county of St. Louis, Missouri or any court of the United States located in the county of St. Louis, Missouri in connection with any dispute, claim, or controversy arising out of or relating to this Agreement, the Ancillary Agreements or the Contemplated Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement, the Ancillary Agreements, or the Contemplated Transactions in any court or tribunal other than the state courts located in the county of St. Louis, Missouri or any court of the United States located in the county of St. Louis, Missouri. Each of the Parties hereto irrevocably and unconditionally consents to service being made through the notice procedures set forth in Section 12.6. Each of the Parties hereby agrees that service of any process, summons, notice or document by prepaid certified or registered mail to the respective addresses set forth in Section 12.6 shall be effective service of process for any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement, the Ancillary Agreements or the Contemplated Transactions. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable Law. In addition, each of the Parties hereto waives any right to trial by jury with respect to any action, suit, or proceeding in connection with any dispute, claim, or controversy arising out of or relating to this Agreement, the Ancillary Agreements or the Contemplated Transactions. Each of the Parties hereto hereby agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on 6 Del. C. § 2708.

12.9 Interpretation, Construction. This “Agreement” means this agreement together with all schedules and exhibits hereto (which are incorporated herein by reference), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. As used in this Agreement, the term “Knowledge of Sellers” when used to refer to the knowledge of Sellers shall mean and apply to the actual knowledge of the representatives of Sellers set forth on Schedule 12.9. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits to this Agreement, except where otherwise stated. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein.

12.10 Disclosure. The inclusion of information in any section of the Seller Disclosure Schedules shall not be construed as an admission that such information is material to the Sellers. In addition, matters disclosed in the Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Seller Disclosure Schedules, and any such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. For purposes of this Agreement, the phrases “made available” or “furnished to,” when referring to documents or materials made available or provided to Purchaser by or on behalf of the Sellers or KVP, shall include documents and materials placed in that certain virtual dataroom through which the Sellers and KVP and their representatives have provided various documents and materials throughout Purchaser’s due diligence review process (the “Dataroom”), to the extent that such documents and materials were placed in the Dataroom prior to the date of this Agreement; it being understood and agreed that, for purposes of this Agreement (including Article XI), Purchaser shall not be deemed to have actual knowledge of all of the documents or information set forth in the Dataroom simply by virtue of its inclusion in the Dataroom.

12.11 Time of the Essence. Time is of the essence for each and every provision of this Agreement.

12.12 Limitation of Liability.

(a) No present or future partner, director, officer, shareholder, member, manager, employee, advisor, agent, or attorney of or in any Party, as well as individuals serving as officers, directors or employees of their respective Affiliates, shall have any personal liability, directly or indirectly, under or in connection with the Contemplated Transactions, and each Party and its successors and assigns and all other Persons, shall look solely to the assets of the other Parties for the payment of any claim or for any performance, and each Party hereby waives any and all such personal liability.

(b) The limitations on liability contained in this Section 12.12 are in addition to, and not in limitation of, any limitation on liability applicable to any Party provided in any other provision of this Agreement or by Law.

12.13 Passage of Title and Risk of Loss. Legal and equitable title to, and risk of loss with respect to, the Acquired Assets shall not pass to Purchaser until the Closing occurs.

12.14 Representation by Counsel. The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the Parties.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SELLERS:

PARTICLE DYNAMICS, INC.,
a New York corporation

By:	/s/ Janice C. Forsyth
	Name:	Janice C. Forsyth
	Title:	Secretary and Vice President

DRUGTECH CORPORATION,
a Delaware corporation

By:	/s/ Janice C. Forsyth
	Name:	Janice C. Forsyth
	Title:	Secretary and Vice President

KVP:

K-V PHARMACEUTICAL COMPANY,
a Delaware corporation

By:	/s/ Janice C. Forsyth
	Name:	Janice C. Forsyth
	Title:	Vice President, General Counsel and Secretary

PURCHASER:

PARTICLE DYNAMICS INTERNATIONAL, LLC, a Delaware limited liability company

By:	/s/ Ryan Meany
	Name:	Ryan Meany
	Title:	Manager

ANNEX A

DEFINITIONS

“Accounting Firm” shall mean Deloitte & Touche LLP or, should Deloitte & Touche LLP at any time following the Closing become engaged to provide services to any Party or its Affiliate (other than as contemplated under Article III hereof), the “Accounting Firm” will instead be some other independent nationally recognized accounting firm mutually agreed upon by the Parties.

“Accounts Payable” shall mean all of PDI’s obligations for the payment of goods sold or leased or for services rendered to PDI in connection with the Business, billed or unbilled.

“Accounts Receivable” shall mean all accounts receivable, book debts and other forms of obligations belonging or owing to PDI arising out of services rendered, care provided, goods sold or property leased by PDI in connection with the Business, billed or unbilled, and all monies due or to become due to PDI under all Contracts for the performance of services or the sale of goods or both by PDI, billed or unbilled, and such obligations existing as of the Effective Time or that arise in the ordinary course of business after the Effective Time on account of the conduct of the Business prior to the Effective Time.

“Acquired Assets” has the meaning set forth in Section 1.1.

“Acquisition” shall mean the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities on the terms set forth in this Agreement.

“Adjusted Net Income” shall mean, for any period of determination, with respect to the Business, Net Income for such period, adjusted to exclude any extraordinary after-tax gains and losses, any non-recurring gains and losses, and any non-cash gains or losses from discontinued operations, in each case, for such period.

“Affiliate” shall mean, with respect to any specified Person, another Person which, directly or indirectly controls, is controlled by or is under common control with, the specified Person. The term “Affiliate” shall include all Subsidiaries of a Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign Law.

“Agreement” has the meaning set forth in the Section 12.9.

“Allocation Agreement” has the meaning set forth in Section 3.5.

“Ancillary Agreements” has the meaning set forth in Section 4.2(d).

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

“Asset Taxes” has the meaning set forth in Section 7.7(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.2(b).

“Assignment of Intellectual Property” has the meaning set forth in Section 4.2(c).

“Assumed Contracts” has the meaning set forth in Section 2.1.

“Assumed Liabilities” has the meaning set forth in Section 2.1.

“Bill of Sale” has the meaning set forth in Section 4.2(a).

“Books and Records” shall mean all books of account of PDI and other books, accounts receivable information, credit history, customer records, personnel records, financial records, inspection records and other business records (i) of PDI of every kind whatsoever pertaining to the Business, the Acquired Assets or any of the Hired Employees, and (ii) of KVP and DrugTech of every kind whatsoever primarily relating to the Business, the Acquired Assets or any of the Hired Employees, in each case, excluding minute books, stock certificates, stock transfer ledgers, organizational Documents and Tax Returns.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means the period from 9:00 a.m. to 5:00 p.m. on any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Cash Payment” has the meaning set forth in Section 3.2.

“CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System database.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Date Statement” has the meaning set forth in Section 3.3(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 21, 2010, by and between Itasca Partners LLC, on behalf of KVP, and Edgewater

Capital Partners, on behalf of Purchaser.

“Consent Decree” means that certain Consent Decree of Permanent Injunction issued by the United States District Court for the Eastern District of Missouri (Eastern Division), a copy of which is attached as Exhibit 99.2 to the Current Report on Form 8-K filed by KVP with the SEC on March 3, 2009.

“Contemplated Transactions” means the Acquisition and all other transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means any contract, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, indemnity, indenture, undertaking, promise, purchase order or other agreement, commitment, instrument, or concession (whether oral or in writing).

“Dataroom” has the meaning set forth in Section 12.10.

“Direct Claim Notice” has the meaning set forth in Section 11.4(c).

“Disagreement Letter” has the meaning set forth in Section 3.4(e).

“Documents” shall mean any paper or other material (including computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including legal opinions, mortgages, indentures, notes, instruments, leases, agreements, insurance policies, reports, studies, financial statements (including the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

“DrugTech” has the meaning set forth in the preamble hereto.

“Earn-Out” has the meaning set forth in Section 3.4(a).

“Earn-Out Period” means the First Earn-Out Period, Second Earn-Out Period, Third Earn-Out Period or Fourth Earn-Out Period, as applicable.

“Earn-Out Statement” has the meaning set forth in Section 3.4(d).

“EBITDA” shall mean, for any period of determination with respect to Purchaser, Adjusted Net Income for such period plus (minus), to the extent deducted (added) in determining such Adjusted Net Income, (i) Interest Expense, (ii) income Tax expense or benefit, (iii) depreciation, (iv) amortization, and (v) any additional costs incurred or imposed by or on behalf of Purchaser or its Affiliates, which are non-operational in nature and will be determined including normal year-end adjustments for such period of determination as if such period of determination were a fiscal year of Purchaser, all determined in accordance with GAAP.

“Effective Time” has the meaning set forth in Section 4.1.

“Employees” has the meaning set forth in Section 5.17(a).

“Encumbrance” shall mean any security interest, mortgage, lien, pledge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind with respect to any Assets, including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership of such Assets.

“Environmental Law” or “Environmental Laws” means all applicable foreign, federal, state and local laws, rules, regulations, codes, policies and ordinances, and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any Governmental entity, relative to or that govern or purport to govern air quality, soil quality, water quality, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of public health, human health or the environment, including, but not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.), as each of these laws are amended from time to time and any analogous or related statutes and regulations whether currently in existence or hereinafter enacted.

“Environmental Licenses” means environmental, health and safety licenses, permits, authorizations, consents, approvals, exemptions, registrations and certificates required under all applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder.

“Escrow Account” has the meaning set forth in Section 3.2.

“Escrow Agent” shall mean Fifth Third Bank.

“Escrow Agreement” has the meaning set forth in Section 3.2.

“Escrowed Funds” has the meaning set forth in Section 3.2.

“Estimated OWC” has the meaning set forth in Section 3.3(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 2.2.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FD&C Act” has the meaning set forth in Section 5.7(a).

“Final OWC” has the meaning set forth in Section 3.3(b).

“Final OWC Payment” has the meaning set forth in Section 3.3(d).

“Financial Statements” has the meaning set forth in Section 5.11.

“First Earn-Out” has the meaning set forth in Section 3.4(b)(i).

“First Earn-Out Period” has the meaning set forth in Section 3.4(b)(i).

“Fourth Earn-Out” has the meaning set forth in Section 3.4(b)(iv).

“Fourth Earn-Out Period” has the meaning set forth in Section 3.4(b)(iv).

“Fundamental Reps Indemnity Cap” has the meaning set forth in Section 11.2(b)(i).

“GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis.

“General Reps Indemnity Cap” has the meaning set forth in Section 11.2(b)(iv).

“Governmental Authorizations” has the meaning set forth in Section 5.16.

“Governmental Entity” means federal, state, municipal, local or foreign government and any court, tribunal, arbitral body, administrative agency, department, subdivision, entity, commission or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational.

“Hazardous Materials” shall mean (a) “hazardous waste,” “hazardous substances,” “pollutants or contaminants,” “toxic substances,” “solid waste” or other similar or related terms as defined or used from time to time in the Environmental Laws; (b) petroleum or any fraction thereof; and (c) any other material, substance or waste that is regulated under any Environmental Law.

“Higher Limit” has the meaning set forth in Section 3.3(a).

“Hired Employees” has the meaning set forth in Section 8.1(a).

“Immigration Laws” means the Immigration and Nationality Act of 1952, and the Immigration Reform and Control Act of 1986.

“Indebtedness” of any Person at any date means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities), whether or not contingent, and (b) any other indebtedness of such Person under any credit agreement or facility, or that is evidenced by a note, bond, debenture or similar instrument.

“Indemnified Party” has the meaning set forth in Section 11.4(a).

“Indemnifying Party” has the meaning set forth in Section 11.4(a).

“Indemnity Caps” has the meaning set forth in Section 11.2(b).

“Indemnity Threshold” has the meaning set forth in Section 11.2(b).

“Independent Sales Representatives” has the meaning set forth in Section 5.26.

“Insurance Payment” has the meaning set forth in Section 11.6(a).

“Intellectual Property” means Product Patents, Product Copyrights, Product Marks, Product Know-How, and Product URLs.

“Interest Expense” shall mean, for any period, the aggregate consolidated interest expense of Purchaser and its Subsidiaries determined in accordance with GAAP for such period on a consolidated basis (including imputed interest on capital leases).

“Inventory” means all inventories of PDI, wherever located, including all finished goods, work in process, raw materials, spare parts and other materials and supplies to be used or consumed by PDI in the production of the Products.

“Knowledge of Sellers” has the meaning set forth in Section 12.9.

“KVP” has the meaning set forth in the preamble hereto.

“Landlord Consents” shall mean the consent of each landlord under the Leases to the assignment of such respective lease or leases to Purchaser or an Affiliate of Purchaser at Closing.

“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, Order, code, rule or regulation, promulgated or issued by any Governmental Entity, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Entity specifically with respect to either Seller or any Proprietary Technology or Product.

“Leased Premises” has the meaning set forth in Section 5.15.

“Leases” means: (i) that certain Lease Agreement between Miran Investment Co. and KVP, dated June 26, 1972, for the premises known as 2623-2629 S. Hanley Rd., St. Louis, Missouri 63144, relating to PDI’s manufacturing facility; (ii) that certain Lease Agreement between Miran Investment Co. and KVP, dated October 16, 1972, for the premises known as 2635 S. Hanley Road, Brentwood, Missouri 63144; (iii) that certain Lease Agreement between Thomas J. White and KVP, dated December 1, 1981, for the premises known as 819 Hanley Industrial Court, Brentwood, Missouri 63144; and (iv) that certain Lease Agreement between

Thomas J. White and KVP, dated November 30, 1976, for the premises known as 821 Hanley Industrial Court, Brentwood, Missouri 63144, in each case as amended and supplemented as of the Closing Date.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Losses” means any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, Taxes, settlements, costs and expenses (including reasonable attorneys’ and accountants’ fees); provided, however, that, to the extent agreed to in writing by the Parties, no indemnification shall be available for any Losses to the extent such Losses are included in the determination of OWC.

“Lower Limit” has the meaning set forth in Section 3.3(a).

“Material Contracts” has the meaning set forth in Section 5.6(a).

“Material Customers” has the meaning set forth in Section 5.20.

“Material Suppliers” has the meaning set forth in Section 5.20.

“Methodology” has the meaning set forth in Section 3.3(a).

“Net Income” shall mean, for any period of determination with respect to the Business, the net income (or loss) of the Business for such period, in each case, determined in accordance with GAAP.

“Order” means any judgment, writ, decree, award, compliance agreement, injunction or judicial or administrative order and determination of any Governmental Entity or arbitrator.

“Other Arrangement” shall mean a program, policy, practice or agreement (including without limitation employment agreements) providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, stock purchase rights, deferred compensation, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including any fringe benefit under Section 132 of the Code) to employees, officers, directors or independent contractors that is not a Plan.

“Other Contractual Arrangements” has the meaning set forth on Schedule 5.6 of the Seller Disclosure Schedules.

“OWC” means PDI’s total current assets, (1) including (a) Accounts Receivable outstanding for ninety (90) days or less and deemed collectible, (b) prepaid expenses and (c) Inventory saleable in the ordinary course of business, but (2) excluding cash and (3) less current liabilities, including trade payables, customer advances, non-tax accruals other than for income taxes, all generated in the ordinary course of business, but subject to the adjustments and exclusions set forth on Exhibit A. An illustration of the calculation of Target OWC is attached to Exhibit A.

“Parties” has the meaning set forth in the preamble hereto.

“Patents” means any U.S. and foreign patents, patent applications, patent disclosures, invention disclosures, and other rights relating to the protection of inventions worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions, or renewals of any of the foregoing).

“PDI” has the meaning set forth in the preamble hereto.

“Pension Plan” shall mean an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA.

“Permitted Encumbrances” means: (a) any statutory lien that secures a governmentally required payment not yet due that arises, and is customarily discharged, in the ordinary course of PDI’s Business, and (b) any Encumbrance that does not singly or in the aggregate with other such items detract from the value of the property subject thereto or detract from or interfere with the use of property subject thereto in the ordinary conduct of the Business.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation (stock or non-stock, membership or non-membership), a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Phase 1 Report” means that certain Phase 1 Environmental Site Assessment of PDI prepared for KVP by Civil & Environmental Consultants, Inc., dated as of January 20, 2010 and attached hereto as Schedule 5.19.

“Plan” shall mean any plan, program or arrangement, whether or not written, that is or was an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by PDI or any of its Affiliates, (b) to which PDI or any of its Affiliates contributed or was obligated to contribute or to fund or provide benefits, or (c) which provides or promises benefits to any Person who performs or who has performed services for PDI or any of its Affiliates and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.7(a).

“Proceeding” means any claim, action, suit, demand, arbitration, hearing or other proceeding or investigation, administrative or judicial, including product liability claims, before any Governmental Entity or arbitrator.

“Products” means the following product lines of Sellers: (i) Destab Cal Carb, (ii) Destab Mag Carb, (iii) Descote microencapsulated vitamins, (iv) Descote microencapsulated minerals, (v) Descote coated TiO2, and (vi) MicroMask microencapsulated Active Pharmaceutical

Ingredients.

“Product Copyrights” means those copyrights or pending applications therefor set forth on Exhibit 1 to this Annex A.

“Product Know-How” means, as owned or licensed by either Seller and exclusively related to the Business, any research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets, technical or other data or information, and other materials, methods, procedures, processes, developments, and technology, including all biological, chemical, clinical, manufacturing, and other information or data, other than such Product Know-How which is or becomes the subject of a Patent.

“Product Marks” means those Trademarks set forth on Exhibit 2 to this Annex A.

“Product Patents” means those Patents set forth on Exhibit 3 to this Annex A.

“Product Recall” has the meaning set forth in Section 7.6.

“Product URLs” means those URLs set forth on Exhibit 4 to this Annex A.

“Proposed Final OWC” has the meaning set forth in Section 3.3(b).

“Proprietary Technologies” means Sellers’ Destab, Descote and MicroMask proprietary technologies.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Fundamental Representations” means those representations of Purchaser set forth in Section 6.1 (Organization, Power, Authority and Good Standing), Section 6.2 (No Conflicts; Consents), and Section 6.3 (Brokers or Finders).

“Purchaser Indemnified Persons” has the meaning set forth in Section 11.2(a).

“Purchaser Material Adverse Effect” means any change or effect that would materially adversely affect the ability of Purchaser to consummate the Contemplated Transactions.

“Purchaser’s Certificate” has the meaning set forth in Section 4.3(f).

“Representatives” means, with respect to any Person, the directors, managers, employees, independent contractors, agents or consultants of such Person.

“Restricted Activities” has the meaning set forth in Section 7.10(a).

“Second Earn-Out” has the meaning set forth in Section 3.4(b)(ii).

“Second Earn-Out Period” has the meaning set forth in Section 3.4(b)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Seller Disclosure Schedules” means the schedules of Sellers and KVP delivered to Purchaser on the Closing Date in connection with this Agreement.

“Seller Fundamental Representations” means those representations of Sellers and KVP set forth in Section 5.1 (Organization, Power, Authority and Good Standing), Section 5.3 (Title to and Condition of Assets), and Section 5.9 (Brokers or Finders).

“Seller Indemnified Persons” has the meaning set forth in Section 11.3(a).

“Seller Material Adverse Effect” means any change, effect, condition, fact, circumstance or event that is materially adverse to the Business and the Acquired Assets taken as a whole, but shall exclude any change, effect, condition, fact, circumstance or event resulting or arising from (a) conditions affecting the national, regional or world economies generally, but only to the extent that such conditions do not have a materially disproportionate effect on the Business and the Acquired Assets taken as a whole; (b) conditions affecting the industries or markets in which PDI operates, but only to the extent that such conditions do not have a materially disproportionate effect on the Business and the Acquired Assets taken as a whole; (c) conditions caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, but only to the extent that such conditions do not have a materially disproportionate effect on the Business or the Acquired Assets; (d) conditions arising from the consummation of the Contemplated Transactions, or the announcement of the execution of, the Agreement, any Ancillary Agreement or any other agreement in connection with the Contemplated Transactions, including (i) any actions of competitors, (ii) any actions of customers, (iii) any actions taken by or losses of Employees or (iv) any delays or cancellations of orders for Products or services; (e) any reduction in the price of any Product offered by the Business in response to the reduction in price of comparable products offered by a competitor or potential competitor; (f) any change in accounting practices or policies of PDI or KVP as required by GAAP; (g) any changes in Law; and (h) any circumstance, change or effect that results from any action taken or not taken pursuant to or in accordance with the Agreement, any Ancillary Agreement or at the request of Purchaser.

“Sellers” has the meaning set forth in the preamble hereto.

“Sellers’ Certificate” has the meaning set forth in Section 4.2(i).

“Specified KVP Filings” means the KVP public filings with the SEC listed on Schedule 13.

“Straddle Period” has the meaning set forth in Section 7. 7(b).

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (ii) any partnership, limited partnership, limited liability company, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest, and (iii) any corporation not having stock but a majority of whose directors, managers, general partners or executive officers are elected by such Person through the holding of membership interests, contractual rights or otherwise.

“Target OWC” means $5,960,000.

“Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Entity with the power to impose Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Earn-Out” has the meaning set forth in Section 3.4(b)(iii).

“Third Earn-Out Period” has the meaning set forth in Section 3.4(b)(iii).

“Third Party Claim” has the meaning set forth in Section 11.4(a).

“Trademarks” means any trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos, or insignia, whether registered or unregistered, and all common law rights, applications, and registrations therefor, and all goodwill associated therewith.

“Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer, and similar Taxes, levies, charges and fees.

“Transition Services Agreement” has the meaning set forth in Section 4.2(d).

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended.

“Welfare Plan” shall mean an “employee welfare benefit plan” as such term is defined in

Section 3(1) of ERISA.

Schedule 1.1

Acquired Assets

(i) Subject to Section 2.3, all of PDI’s right, title and interest under the Assumed Contracts (as defined on Schedule 2.1) and the Other Contractual Arrangements (as defined on Schedule 5.6 of the Seller Disclosure Schedules);

(ii) Subject to Section 2.3, all of KVP’s right, title and interest under the Leases;

(iii) Subject to Section 2.3, the full benefit of all Governmental Authorizations and all pending applications therefor or renewals thereof relating to the Business, including those listed in Schedule 5.16 of the Seller Disclosure Schedules;

(iv) The Books and Records pertaining to the Acquired Assets and the Assumed Liabilities;

(v) All Inventory that exists on the Closing Date;

(vi) All Accounts Receivable existing as of the Closing Date;

(vii) All claims of Sellers against third parties relating to the Acquired Assets or Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent;

(viii) All rights of PDI relating to deposits and prepaid expenses, claims for refunds, rebates paid and rights to offset in respect thereof;

(ix) All vehicles, equipment, machinery, tools, spare parts, fixtures, compressors, computers, terminals, computer equipment and systems, furniture, office equipment, business machines, parts, accessories, and the like, used in the Business wherever located, including all equipment and personal property currently located at the Leased Premises, whether leased or owned, and any and all assignable warranties of third parties with respect thereto;

(x) The goodwill of Sellers related to the Business or the Acquired Assets;

(xi) All of Sellers’ right, title and interest in the Intellectual Property;

(xii) The backlog for all open customer orders;

(xiii) All right, title and interest to the Products;

(xiv) All right, title and interest to the Proprietary Technologies;

(xv) Marketing materials;

(xvi) All of PDI’s rights in manufacturers’ warranties for Products sold by PDI; and

Schedule 1.1

Acquired Assets

(xvii) Claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (in each case except to the extent designated as an Excluded Asset).

Schedule 1.2

Excluded Assets

(i) All cash on hand;

(ii) The insurance policies listed on Schedule 5.23 of the Seller Disclosure Schedules;

(iii) All records which Sellers are required by Law to retain in their possession;

(iv) All rights, claims, causes of action and credits of Sellers or any of their Affiliates, relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies, and all rights in and to all warranties, guarantees and indemnities and similar rights in favor of either Seller or any of their Affiliates relating to any Excluded Asset or any Excluded Liability;

(v) The corporate minute books and stock registers of Sellers;

(vi) The income Tax records of Sellers;

(vii) All rights of Sellers or any of their Affiliates (including KVP) under the Agreement and Ancillary Agreements;

(viii) Any Plans and Other Arrangements of Sellers;

(ix) Any Contract between either Seller, on the one hand, and an Affiliate of such Seller, on the other hand;

(x) All of the Assets of DrugTech other than the Intellectual Property held by DrugTech;

(xi) All of PDI’s obligations under that certain Guaranty, dated as of March 23, 2006, by KVP, ETHEX Corporation, a Missouri corporation, Ther-Rx Corporation, a Missouri corporation, and PDI, for the benefit of LaSalle Bank National Association, a national banking association, its successors and assigns; and

(xii) Certain assets and licenses of KVP referenced in the Transition Services Agreement, it being understood that certain of such assets and licenses listed on Exhibit A to the Transition Services Agreement are expected to be transferred to Purchaser during the term of the Transition Services Agreement in accordance with the terms of Exhibit A of the Transition Services Agreement.

Schedule 2.1

Assumed Liabilities

(i) All Liabilities arising under the the Leases after the Closing Date, other than Liabilities arising out of or resulting from actions or omissions by KVP on or prior to the Closing Date;

(ii) All Liabilities arising after the Closing Date, other than Liabilities arising out of or resulting from actions or omissions by PDI on or prior to the Closing Date, under the following Contracts, which Purchaser has elected to assume (collectively, the “Assumed Contracts”):

•	Agent Agreement between Particle Dynamics, Inc. and Calier de Columbia S.A., dated May 27, 1998.

•	Agent Agreement between Particle Dynamics, Inc. and Labochem Ltd., dated January 10, 2000.

•	Distributorship Agreement between Particle Dynamics, Inc. and Lehmann & Voss & Co. KG, dated January 1, 2009.

•	Purchase and Supply Agreement between Liquid Quimica Mexicana, S.A. de C.V. and Particle Dynamics, Incorporated, dated July 25, 2005.

•	Spray-Drying Services Agreement between North Star Processing, LLC and Particle Dynamics, Inc., dated November 29, 2001.

(iii) The Other Contractual Arrangements described on Schedule 5.6 of the Seller Disclosure Schedules that Purchaser has elected to assume, other than Liabilities arising out of or resulting from actions or omissions on or prior to the Closing Date;

(iv) All Liabilities associated with the ownership of the Governmental Authorizations from and after the Closing Date, including the responsibility for all product complaints, recalls, adverse event reporting, market withdrawals and field corrections of any Product (except to the extent otherwise contemplated in Section 7.6 or to the extent Sellers and KVP have an indemnification obligation under Article XI);

(v) All Liabilities arising out of or relating to the return of any Product after the Closing Date, other than Products sold, shipped or distributed by PDI prior to the Closing Date (except to the extent otherwise contemplated in Section 7.6 or to the extent Sellers and KVP have an indemnification obligation under Article XI);

(vi) All Liabilities arising out of or resulting from the ownership of the Acquired Assets by Purchaser after the Closing Date or arising out of or resulting from the operation of the Business after the Closing Date;

(vii) All Liabilities for Taxes arising out of or relating to, directly or indirectly, the Acquired Assets (including the Products) or the Inventory, or the ownership, sale or lease of any of

Schedule 2.1

Assumed Liabilities

the Acquired Assets or the Inventory for any taxable periods (or portion thereof) after the Closing Date;

(viii) All of PDI’s obligations for the payment of goods sold or leased or for services rendered to PDI in connection with the Business, billed or unbilled, in each case and only to the extent existing as of the Closing Date and disclosed in the Financial Statements; and

(ix) All Liabilities or responsibility for any benefit claim or Liability incurred by or pertaining to the employment relationship between Purchaser and any Hired Employee from and after the Closing.

Schedule 2.2

Excluded Liabilities

(i) All Liabilities arising out of or resulting from the conduct of the Business on or prior to the Closing Date;

(ii) Any Liability of Sellers arising out of or relating to any Excluded Asset;

(iii) Any Liability of Sellers under this Agreement, any Ancillary Agreement or any other document executed in connection with the Contemplated Transactions; and

(iv) Any Taxes of Sellers, KVP or relating to the Acquired Assets relating to any Pre-Closing Tax Periods, except to the extent that such Taxes have been taken into account in determining OWC.